As filed with the Securities and Exchange Commission on _________, 1997

                                   Registration   No. ___________

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 4
                          ON FORM SB-2

                                 TO
                              FORM S-1
                       REGISTRATION STATEMENT
                  Under the Securities Act of 1933

                           BOATRACS, INC.
       (Exact name of registrant as specified in its charter)

     California                     5060                  33-0644381
(State of Incorporation) (Primary Standard Industrial (I.R.S. Employer
                          Classification Code Number) Identification No.)

                  6440 Lusk Boulevard, Suite D201
                    San Diego, California 92121
                           (619) 587-1981
(Address and telephone number of registrant's principal executive offices)
                  ________________________________
                    Michael Silverman, President
                           BOATRACS, Inc.
                  6440 Lusk Boulevard, Suite D201
                    San Diego, California 92121
                           (619) 587-1981
     (Name, address and telephone number of agent for service)
                 __________________________________
     It is requested that copies of communications be sent to:

                       Norman L. Smith, Esq.
                  Solomon Ward Seidenwurm & Smith
                      401 B Street, Suite 1200
                    San Diego, California 92101
                 __________________________________

  APPROXIMATE  DATE  OF  COMMENCEMENT OF  PROPOSED  SALE  TO  THE
PUBLIC: From time to time after this Registration Statement becomes effective, which time is to be determined by the Selling Securityholders. All of the Securities offered hereby are offered for the account of the Selling Securityholders.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

       PROSPECTUS

                            5,490,956 Shares

                             BOATRACS, INC.

                              Common Stock
                       __________________________

            This Prospectus relates to 5,490,956 shares (the "Shares") of common stock, no par value (the "Common Stock"), of BOATRACS, Inc., a California corporation formerly known as First National Corporation (the "Company" or "BOATRACS"). The Shares are held by certain of the former shareholders of BOATRACS, Inc., a California corporation ("Old BOATRACS"), which merged with and into the Company effective January 12, 1995 (the "Merger") and by the Company's sole supplier (collectively, the "Selling Shareholders"). See "Selling Shareholders."

            The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents.

            The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) in the over-the-counter market at the market prices then prevailing. Sales of the
       Shares  may  also  be  made  through  negotiated  transactions   or
       otherwise.   The Selling Shareholders and the brokers  and  dealers
       through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

            The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "BTRK."

            For a discussion of certain factors relating to an investment in the Common Stock, see "Risk Factors" beginning on page 6 .
                      ____________________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ______________________________

            The date of this Prospectus is April ___, 1997.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company.

        The Company has filed with the Commission a Post-Effective Amendment No. 4 to the Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.














                      ____________________________________

        OmniTRACS is a registered trademark of QUALCOMM Incorporated. BOATRACS is a trademark of BOATRACS, Inc.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. For accounting purposes, the Merger has been treated as a recapitalization of Old BOATRACS with Old BOATRACS as the acquirer. Accordingly, the financial information presented herein represents that of Old BOATRACS. All historical share data relating to Old
        BOATRACS   in   this  Prospectus  is  restated  to  reflect   the
        conversion of the issued and outstanding common stock of Old BOATRACS into 9,500,000 shares of the Company's Common Stock pursuant to the Merger. Certain statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements relating to future events or future financial performance of the Company. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors," "Management's Discussion and Analysis," and "Business," as well as those discussed elsewhere in this Prospectus. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  The Company

        BOATRACS, Inc. has distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM Incorporated. In addition, the Company develops application software for marine application of the OmniTRACS system. The OmniTRACS system, as adapted and enhanced by the Company for marine application, provides confidential two-way communications between a vessel or vessels at sea and a base station on land and is effective while a vessel is within the satellite's "footprint," which extends roughly 200 to 400 miles offshore of the continental United States. The System also allows for hourly position reporting and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring.

        The Company was incorporated in California in 1982 under the name First National Corporation as a bank holding company. From 1982 to 1993, the Company provided, through its wholly-owned subsidiaries, business and individual banking services and certain corporate trust services.

        On November 9, 1993, First National Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court"). On January 12, 1995, the Company (formerly First National Corporation) merged with BOATRACS, Inc. ("Old BOATRACS"), a California corporation formed in 1990 to be a distributor in the United States marine market of the OmniTRACS satellite-based communications  and  tracking  system  manufactured  by  QUALCOMM
        Incorporated. The merger of Old BOATRACS with and into the Company was implemented pursuant to the Plan and Agreement of Reorganization by Merger of BOATRACS, Inc. with and into First National Corporation under the name of "BOATRACS, Inc." (the "Agreement"), which was approved by the Bankruptcy Court. First National Corporation had no significant assets at the effective date of the Merger. The Company intends to operate and continue the business of Old BOATRACS.

                                  The Offering

        Common Stock offered by the Selling Shareholders.  5,490,956 shares
        Common Stock outstanding........... ............. 12,602,310 shares
        OTC Bulletin Board symbol........................     BTRK

                                  Risk Factors

        Prospective investors should consider carefully the factors set forth under the heading "Risk Factors," beginning on page 6.

                         Summary Financial Information
                     (in thousands, except per share data)


                                   Year Ended December 31,


                             1992    1993  1994    1995    1996

        Statement of
        Operations Data:

        Communication        $199    $559    $756  $1,299  $1,428
        Systems Revenues

        Messaging             275     398     706   1,367   2,073
        Revenues

        Loss from            (351)   (227)   (284)   (678)   (963)
        operations

        Net loss             (408)   (250)   (311)   (653)   (905)

        Net loss per       $(0.04) $(0.03) $(0.03) $(0.06) $(0.07)
        share

        Weighted average
        common and common
        equivalent shares   9,339   9,462   9,500  11,277  12,597
        outstanding






                                                December 31, 1996


        Balance Sheet Data:

        Working capital . . . . . . . .. . . .           $  271

        Total assets. . . . . . . . . . . .. .            1,581

        Long-term liabilities, less current maturities.     ---

        Shareholders' equity  . . . . . . . . . . . . . .   600

                                 THE COMPANY

        BOATRACS, Inc. ("BOATRACS" or the "Company") has distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM Incorporated ("QUALCOMM"). In addition, the Company develops application software for marine application of the OmniTRACS system. The OmniTRACS system, as adapted and enhanced by the Company for marine application, provides confidential two-way communications between a vessel or vessels at sea and a base station on land and is effective while a vessel is within the satellite's "footprint," which extends roughly 200 to 400 miles offshore of the continental United States. The system also allows for constant position tracking and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring.

        Background

        The Company was incorporated in California in 1982 under the name First National Corporation as a bank holding company. From 1982 to 1993, the Company provided, through its wholly-owned subsidiaries, business and individual banking services and certain corporate trust services.

        On November 9, 1993, First National Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court"). First National Corporation sold its principal asset consisting of 2,125,000 common stock in First National Bank pursuant to an order of the Bankruptcy Court authorizing and approving such sale. On December 23, 1994, the Bankruptcy Court entered its order confirming First National Corporation's Second Amended Plan of Reorganization (the "Plan of Reorganization"), which became effective January 3, 1995.

        On January 12, 1995, the Company (formerly First National Corporation) merged with BOATRACS, Inc. ("Old BOATRACS"), a California corporation formed in 1990 to be a distributor in the United States marine market of the OmniTRACS satellite-based communications and tracking system manufactured by QUALCOMM. The merger of Old BOATRACS with and into the Company (the "Merger") was implemented pursuant to the Plan and Agreement of Reorganization by Merger of BOATRACS, Inc. With and Into First National Corporation Under the Name of "BOATRACS, Inc." (the "Agreement"). The Agreement was approved by the Bankruptcy Court as part of the Plan of Reorganization. First National Corporation had no significant assets at the effective date of the Merger.

        Pursuant to the Merger, the Company, which was the surviving corporation, changed its corporate name to "BOATRACS, Inc."; the outstanding shares of Old BOATRACS were converted into the right to receive slightly less than 95% of the shares of common stock to be issued by the surviving corporation; and each of the outstanding shares of First National Corporation was converted into the right to receive 1/7 share of the common stock of the surviving corporation, with an aggregate of slightly more than 5% of the shares of common stock issued by the surviving corporation to be issued to the shareholders of First National Corporation prior to the Merger. As a result of the Merger, the 63,018 issued and outstanding shares of Old BOATRACS were converted into the right to receive 9,500,000 shares of the Company's Common Stock, and the 3,570,899 issued and outstanding shares of the common stock of First National Corporation were converted into the right to receive approximately 510,000 shares of the Company's Common Stock. The Company has continued to operate the business of Old BOATRACS.

                              RISK FACTORS

        In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus. An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk.

        Limited  Operating  History; History of Operating  Losses.   The
        current business of the Company began in April 1990 and is subject to the risks inherent in the establishment and growth of a new business enterprise. The likelihood of the continued
        success of the Company must be considered in light of the problems, expenses, difficulties and delays frequently encountered in connection with a young business, including, but not limited to, uncertainty as to development of markets and acceptance of the Company's products, and competition. The Company incurred a net loss of $905,438 for the year ended December 31, 1996 and net losses of $653,136, $311,190 and $249,736 for the years ended December 31, 1995, 1994 and 1993, respectively, and at December 31, 1996 had an accumulated deficit of $3,189,302. There can be no assurance that the Company will achieve or sustain profitability in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Potential Fluctuation in Quarterly Results. The Company's quarterly operating results have varied significantly as a result of a number of factors, including varying levels of sales and the timing of increased expenses to support the Company's growth. The Company expects that its operating results will fluctuate in the future as a result of these and other factors including possible acquisitions and strategic relationships and the level of competition. There can be no assurance that the Company will be able to achieve and sustain a level of profitability on a quarter-to-quarter basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Market Expansion."

        Dependence upon Key Management. The Company's success will continue to depend to a significant extent upon its President, Michael Silverman, and its Chief Operating Officer, Annette Friskopp. The Company has entered into employment agreements with each of these officers. Mr. Silverman's agreement automatically renews annually unless terminated by the Board of Directors. Ms. Friskopp's agreement is terminable upon 60 days' notice. The loss of the services of either of these individuals could have a material adverse effect upon the Company's business. There can be no assurance that the Company will be able to retain its existing personnel or attract additional qualified employees in the future. See "Management."

        Relationship  with QUALCOMM.  The foundation  of  the  Company's business is the License and Distribution Agreement between QUALCOMM and the Company pursuant to which the Company has exclusive distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM. QUALCOMM is the sole supplier of the equipment sold by the Company and provides certain services that are essential to the Company's business (except for certain equipment and software created or adapted specifically for maritime application).

        Should QUALCOMM decide to discontinue its satellite communications business or the manufacture of such equipment, the Company would be unable to continue its operations. In addition, any manufacturing delay or difficulty in procuring components experienced by QUALCOMM resulting in a shortage of available OmniTRACS units could have a material adverse impact on the Company's business and financial results. Under the License and Distribution Agreement QUALCOMM retains all ownership rights to the OmniTRACS software and all updates, upgrades, improvements or modifications thereto, whether made by QUALCOMM or the Company. See "Business--Agreements with QUALCOMM."

        Satellite and Other Facilities for OmniTRACS Service. The Company is dependent upon QUALCOMM's OmniTRACS system which currently operates on leased Ku-band satellite transponders. QUALCOMM's Form 10K for the year ending September 29, 1996 indicates that the data satellite transponder lease runs through 2001 and the position reporting satellite transponder runs through May, 1997 with the rights to extend through May, 1999. However, there can be no assurance that the satellite transponders leased by QUALCOMM will continue to function.
        Based upon information received from QUALCOMM, the Company believes that there are approximately 200,000 QUALCOMM OmniTRACS terminals in trucks in service worldwide. The Company has contracts for or has installed approximately 1,000 OmniTRACS terminals on marine vessels. QUALCOMM has informed the Company that it believes that its current domestic transponder capacity is adequate to support OmniTRACS service for the reasonably foreseeable future, assuming current per unit message and position reporting volumes, and that it believes that additional transponder capacity will be available on acceptable terms when needed. According to reports filed with the Federal Communications Commission ("FCC"), QUALCOMM has successfully negotiated for additional transponder capacity in the past, and the Company believes that QUALCOMM will negotiate for additional transponder capacity as necessary. However, no assurance can be given that future transponder capacity will be available on acceptable terms when needed. Any failure by QUALCOMM to maintain adequate satellite capacity would have a material adverse effect on the Company's business and financial results. The system of satellite-based communications and positioning systems distributed by the Company for marine application and the related message service provided by the Company is effective only while a vessel is within the satellite's "footprint," which extends roughly 200 to 400 miles offshore of the continental United States. This area could be reduced or impaired should QUALCOMM use a different transponder or satellite for its OmniTRACS service. Reduction or impairment of the service area could have a material adverse effect on the Company's business and financial results. See "Business--The OmniTRACS and BOATRACS Systems."

        Dependence upon QUALCOMM Facilities. All message transmissions to and from vessels equipped with the Company's products are formatted and processed in QUALCOMM's Network Management Facility located at its facilities in San Diego, California. Although QUALCOMM maintains a back-up Network Management Facility in Las Vegas, Nevada, the Company's operations are subject to the risk that a failure or natural disaster could interrupt this service and have a material adverse effect on the Company's business and financial results. See "Business--The OmniTRACS and BOATRACS Systems."

        Dependence upon Telephone Systems. The messaging service provided by the Company involves data transfers via standard telephone lines. The Company's operations rely upon the availability of stable telephone connections between the Company and QUALCOMM's Network Management Facility and between the Company, its customers and QUALCOMM's Network Management Facility. See "Business--The OmniTRACS and BOATRACS Systems." Any system failure or natural disaster that resulted in and interruption of stable telephone service would have a material adverse effect on the Company's business and financial results.

        Dependence on Proprietary Technology. According to reports filed with the Commission, QUALCOMM has been granted United States patents and has patent applications pending in the United States with respect to its OmniTRACS system, which is distributed by the Company for marine applications. QUALCOMM has also reported that it actively pursues patent protection in other countries of interest, which protection may or may not cover OmniTRACS products. There can be no assurance that the pending patent applications will be granted, that QUALCOMM's patents or copyrights will provide adequate protection, or that competitors will not independently develop or patent technologies that are substantially equivalent or superior to the OmniTRACS system. From time to time, certain companies may assert exclusive patent, copyright and other intellectual property rights to technologies which are important to the industry or to the products distributed by the Company. If QUALCOMM is unable to license protected technology used in its products, or if the OmniTRACS product were found to infringe on protected technology, QUALCOMM could be prohibited from marketing such products. In such circumstances, the Company would be unable to continue its operations.

        Control by Management Shareholders. Officers and directors of the Company beneficially own in the aggregate approximately 56% of the issued and outstanding Common Stock of the Company. As a result, such management shareholders have the power to exercise majority control of the Company, with the ability to approve fundamental corporate transactions and to control the election of the Board of Directors. See "Management" and "Principal Shareholders."

        Competition.   The  mobile  communications  industry  is  highly
        competitive. The Company competes with a number of companies, many of which have greater financial, technical and marketing resources than the Company. In this competitive environment, the Company may not be able to provide the marketplace affordable and timely software solutions, which would have an adverse effect on the Company's financial results. In addition, as this industry develops, other large competitors may emerge. There can be no assurance that the Company will be able to compete successfully with such companies. See "Business-- Competition."

        Dependence upon Significant Customers. The Company's primary source of customers is the commercial marine industry. The following customers, Kirby Corporation and Tidewater Marine, the loss of whom would have a material adverse effect on the Company operations, each represented more than 10% of the Company's total sales in 1996.

        The major customers may change yearly as they are calculated on total revenues including sales of communications systems. Purchases of communication systems by a customer may not occur yearly and there can be no assurance that such customers will make significant purchases of the Company's products in the future. The only relationship between the Company and any of the above customers is that the Company sells to each customer communication systems and messaging services.

        No Assurance of Public Market; Potential Volatility of Stock Price. Subsequent to the Company's initial public offering in March 1995, there has been a limited public trading market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The market price of the Common Stock could be subject to significant fluctuations in response to operating results and other factors. In
<PAGE)
        addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

        In addition, no exclusion from the definition of a "penny stock" under the Exchange Act is currently available with respect to the Common Stock. Accordingly, any broker engaging in a transaction in the Common Stock is required to provide any potential purchaser of the Common Stock with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and salesperson in connection with such a transaction and monthly account statements showing the market value of the Common Stock held in such customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation, and further, the broker must make a special written suitability determination for other than established customers and receive the purchaser's agreement to a transaction prior to consummating the transaction. Brokers are generally less willing to engage in transactions in the Common Stock because of the "penny stock" rules, thereby making it more difficult for holders of the Common Stock to dispose of their shares.

        Possible Issuance of Preferred Stock. The Company's Amended and Restated Articles of Incorporation authorize the issuance of preferred stock in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no present plans to issue any shares of preferred stock. However, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of Capital Stock."

        International Business. The Company is currently expanding its operations abroad. Because certain joint ventures currently under negotiation between the Company and foreign firms will provide for a minority ownership position by the Company in the joint venture, the Company may be limited in taking actions it might otherwise wish to pursue. The Company has no prior experience in managing foreign operations. International expansion efforts are likely to strain the Company's management, financial and other resources. Any failure of the Company to expand in an efficient manner or to manage its dispersed organization could have a material adverse impact on the Company's business and financial results. Other risks that will be faced by the Company in its international business include costly regulatory requirements; unexpected changes in regulatory requirements; fluctuations in currency exchange rates (which could materially and adversely affect the Company's results of operation and, in addition, may have an adverse effect on demand for the Company's products abroad); tariffs or other barriers; difficulties in staffing and managing foreign operations; political and economic instability; difficulties in accounts receivable collection; extended payment terms; and potentially negative tax consequences. These factors could have an adverse impact on the Company's business and financial results in the future or require the Company to modify its current business practices. See "Business--Market Expansion."

        Regulation. Domestic Operations. QUALCOMM filed an application with the FCC for a standard experimental license with a two-year term, which was granted effective August 18, 1995. In February 1997, the FCC granted to QUALCOMM, Inc. a license adding marine capability for use with the OmniTRACS system for up to 100,000 MCTs. This replaces the previous experimental license that was being used for marine operation of the OmniTRACS service. The term of the license is from January 3, 1997 to January 3, 2007. In the event of non-renewal or revocation of QUALCOMM's license by the FCC, the License and Distribution Agreement between QUALCOMM and the Company may be terminated and the Company may be unable to continue its United States operations.

        International Operations. BOATRACS has expanded into international markets, where its operations are subject to the local regulatory requirements. See "--International Business" and "Business--Market Expansion." In countries in which the Company contracts with QUALCOMM's local OmniTRACS service provider, the Company believes that such service provider or BOATRACS will be responsible for securing the necessary regulatory approvals for maritime operations from the local governments. The Company and such local service providers may be less prominent in such international markets than local competitors and may have less opportunity to influence regulatory and standards policies. In countries in which the Company contracts with distributors of other communications systems, the Company may apply to the local governments for applicable approvals. No assurance can be given that the Company will be able to obtain the required approvals. Changes in the regulation of QUALCOMM's OmniTRACS system, or the inability to obtain foreign regulatory approvals, could have a material adverse effect on the Company's operating results and its ability to expand its business in the future.

        QUALCOMM's Right to Purchase the Company's Business. Pursuant to the License and Distribution Agreement between QUALCOMM and the Company, if the Company desires to sell its business, QUALCOMM has a right of first refusal to purchase the Company's business on the terms of the sale to the proposed transferee. See "Business--Agreements with QUALCOMM."

        Substantial Future Capital Needs; Availability of Capital. Expansion of the Company's business may require a commitment of substantial funds. To the extent that the net proceeds of recent private financing activities and internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding, either through collaborative arrangements or through public or private financing. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing shareholders may result. If adequate funds are not available, the Company's business would be adversely affected.

        Decrease in Licensed Fishing Vessels. Fishing vessels constitute a significant portion of the Company's existing and potential customers. Fishing resources are in decline in many areas of the world, resulting in a decline in the number of licensed fishing vessels. Significant declines in the number of such vessels could have a material adverse impact on the Company's operating results and its ability to expand in the future.

        Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market could have a material adverse effect on the price of the Common Stock. In addition to the 5,490,956 shares of Common Stock offered hereby, as of March 31, 1997, 2,026,237 shares were eligible for sale in the public market and an additional 5,085,117 shares were eligible for sale in the public market in reliance upon Rule 144 under the Securities Act of 1933, as amended. Rule 144 imposes volume limitations and certain other restrictions on the sale of restricted securities and securities held by "affiliates" of the Company. See "Shares Eligible for Future Resale."


                               DIVIDEND POLICY

        Old BOATRACS never declared or paid cash dividends on its Common Stock, and the Company, which now operates the business formerly conducted by Old BOATRACS, does not anticipate paying any dividends in the foreseeable future. The Company intends to retain earnings, if any, for the development of its business.

                           SELECTED FINANCIAL DATA

       The  following  selected  financial  data  should  be  read   in
       conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1992 and 1993, and the balance sheet data at December 31, 1992, 1993 and 1994 are derived from audited financial statements not included in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations for the unaudited period.



                                     Year Ended December 31,

                                   1992  1993   1994    1995   1996

                               (in thousands, except per share data)

      Statement of
      Operations Data:

      Revenues:

        Communications            $ 199  $559    $756  $1,299 $1,428
        systems

        Messaging                   275    398    706   1,367  2,073

           Total . . . .  . . . .   474    957  1,462   2,667  3,501

      Operating expenses:

        Communications              127    387    555     901    913
        systems

        Messaging                   305    344    467     833  1,090

        Selling, general and        393    453    724   1,611  2,461
        admin. expenses

      Loss from operations         (351)  (227)  (284)   (678)  (963)

      Other income (expense)        (57)   (23)   (27)     25     58

      Net loss                    $(408) $(250) $(311)  $(653) $(905)

      Net loss per share          $(.04) $(.03) $(.03)  $(.06) $(.07)

      Weighted avg. common        9,339  9,462  9,500  11,277 12,597
      shares outstanding

                                              December 31,

                                       1992   1993  1994  1995   1996


                                            (in thousands)

      Balance Sheet Data:

      Working capital (deficit)      $(10)  $(86)  $398 $1,380   $271

      Total assets                    134    298    844  2,360  1,581

      Long-term liabilities           480    600    738    369    ---
      (less current maturities)
      (1)

      Shareholders'                  (429)  (644)  (251) 1,297    600
      equity/(deficit) (2)
      _______________

       (1) Includes  capitalized  lease  obligations and excludes current portion of long-term  debt  and capital lease obligations.
       (2) No  cash  dividends   were  declared or paid during the
       periods presented.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following should be read in conjunction with "Selected Financial Data" and the Company's financial statements and notes thereto appearing elsewhere in this Prospectus. For accounting purposes, the Merger has been treated as a recapitalization of Old BOATRACS with Old BOATRACS as the acquirer. Accordingly, the financial information presented herein represents that of Old BOATRACS.

 Overview

 The Company has distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM. In addition, the Company develops application software for marine applications of the OmniTRACS system. The OmniTRACS system, as adapted and enhanced by the Company for marine application, provides confidential two-way communications between a vessel or vessels at sea and base stations on land and is effective while a vessel is within the satellite's "footprint," which extends roughly 200 to 400 miles offshore of the continental United States. The system also allows for hourly position tracking and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring.

 The Company was incorporated in California in 1982 under the name First National Corporation as a bank holding company. From 1982 to 1993, the Company provided, through its wholly-owned subsidiaries, business and individual banking services and certain corporate trust services.

 On November 9, 1993, First National Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California. On January 12, 1995, the Company (formerly First National Corporation) merged with Old BOATRACS, a California corporation formed in 1990 to be a distributor in the United States marine market of the OmniTRACS satellite-based communications and tracking system manufactured by QUALCOMM. The merger of Old BOATRACS with and into the Company was implemented pursuant to a Plan and Agreement of Reorganization that was approved by the Bankruptcy Court. First National Corporation had no significant assets or operations at the effective date of the Merger. The Company intends to operate and continue the business of Old BOATRACS.

 Results of Operations

 The following table sets forth for the periods indicated the relative percentages that certain income and expense items bear to total revenues:



                                   Year Ended December 31,

                                     1996      1995      1994

        Revenues

          Communications
          systems . . . . . . .  . . 40.8%    48.7%     51.7%

          Messaging. . . . . . . .   59.2     51.3      48.3

          Total     . . . . . . . . 100.0    100.0     100.0

        Operating expenses:

          Communications
          systems. . . . . . . . . . 26.1     33.8      38.0

          Messaging. . . .. .        31.1     31.2      31.9

          Selling, general and
        administrative expenses. . . 70.3     60.4      49.5

        Loss from operations. . . . (27.5)   (25.4)    (19.4)

        Other income (expense). .  .  1.6       .9      (1.9)

        Net loss. .. . . . .        (25.9)%  (24.5)%   (21.3)%

 Years ended December 31, 1996 and 1995

 Total  revenues  for  the  year  ended  December  31,  1996   were
 $3,501,182, an increase of $834,498 or 31.3% as compared to total revenues of $2,666,684 for the year ended December 31, 1995.

 Communications systems revenues, which consists principally of revenues from the sale of BOATRACS equipment and related software, were $1,427,822 or 41% of total revenues, an increase of $128,492 or 10% over the prior year. This growth in communications systems revenues is attributable primarily to an increase in sales of equipment to new and existing customers.

 Messaging revenues, which consist of fees for messaging services provided to BOATRACS units installed on vessels, were $2,073,360 or 59% of total revenues, an increase of $706,006 or 52% compared to $1,367,354 or 51% of total revenues in the prior year. The increase in messaging revenues primarily reflects an overall increase in messaging services provided by the Company as a result of growth in the number of units installed on vessels in prior periods and increased usage by some customers.

 Communications systems expenses were $913,064 or 64% of communications systems revenues for 1996, an increase of $12,084 or 1.34%, compared to $900,980 which represented 69% of communications systems revenues in 1995. The dollar increase in expenses primarily reflects increased equipment sales and related software. The decrease in communications systems expenses as a percentage of communications systems revenues is primarily due to a reduction in the cost charged by the supplier to the Company per unit commencing in the second quarter of 1996. Messaging expenses were $1,089,719 or 53% of messaging revenues in 1996, an increase of $256,571 or 31%, compared to $833,148 which represented 61% of messaging revenues in the prior year. The dollar increase in costs reflects increased messaging services rendered due to increased equipment sales and related usage. The decrease in messaging costs as a percentage of messaging revenues is due to increased margin on messaging services due to the continuing increase in revenues over the relatively fixed costs of providing this service, an increase in sales to fleet customers with greater utilization of the system, and a change in the price structure charged by the Company's supplier.

 Selling, general and administrative expenses were $2,461,018 or 70% of total revenues for 1996, an increase of $850,157 or 53%, compared to $1,610,861 or 60% of total revenues in the prior year. The increased dollar amount is primarily attributable to significant increased expenses incurred in development of the European market including travel and the hiring of consultants, and the operation of a messaging center in the Netherlands. In the United States, the increased dollar amount is primarily attributable to payroll and related expenses due to the hiring of additional sales and technical personnel, increased costs in shareholder relations, advertising, insurance and general office expenses offset by a decrease in legal and accounting expenses. In addition, the Company has incurred significant increased costs on the development of software to facilitate customer operations. The Company anticipates that the dollar amount of selling, general and administrative expenses will increase in the future to accommodate the Company's growth. A breakdown of operating results for 1996 on a geographic basis reflects pretax income of approximately $360,000 for U.S. operations before software research and development expenses. European operations lost approximately $905,000 before research and development expenses, due to start-up and marketing costs incurred in the development of the market.

 Interest expense in 1996 was $2,936 or .08% of total revenues, a decrease of $13,213 or 82%, compared to $16,149 which was .6% of total revenues in the prior year. The dollar decrease reflects the effects of lower debt outstanding during 1996. Interest income was $60,117 or 2% of total revenues, an increase of $18,799 or 45% compared to $41,318 or 2% in the prior year due to interest earned on funds invested as a result of the amount raised in a private placement in September 1995 in the net amount of $1,904,292.

 As a result of the factors described above, net loss was $905,438 for 1996 compared to $653,136 for 1995, an increased loss of $252,302 or 39%.

 In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. The Company has not adopted SFAS No. 128 for the current year but will adopt SFAS No. 128 during the year ended December 31, 1998. The Company does not expect the adoption of SFAS No. 128 to have a material effect on its financial statements.

 Years ended December 31, 1995 and 1994

 Total  revenues  for  the  year  ended  December  31,  1995   were
 $2,666,684, an increase of $1,204,836 or 82% as compared to total revenues of $1,461,848 for the year ended December 31, 1994.

 Communications systems revenues, which consists principally of revenues from the sale of BOATRACS equipment and related software, were $1,299,330 or 49% of total revenues, an increase of $543,756 or 72% over the prior year. This growth in communications systems revenues is attributable primarily to an increase in sales of equipment.

 Messaging revenues, which consist of fees for messaging services provided to BOATRACS units installed on vessels, were $1,367,354 or 51% of total revenues, an increase of $661,080 or 94% compared to $706,274 in the prior year. The increase in messaging revenues primarily reflects an overall increase in messaging services provided by the Company as a result of growth in the number of units installed on vessels in prior periods.

 Communications systems expenses were $900,980 or 69% of communications systems revenues for 1995, an increase of $346,172 or 62%, compared to $554,808 which represented 73% of communications systems revenues in 1994. The dollar increase in expenses primarily reflects increased equipment sales. The decrease in communications systems expenses as a percentage of communications systems revenues is primarily due to sales mix, fewer discounts given to particular customers determined on a case by case basis, including factors such as volume sales or anticipated volume sales of communication systems and messaging operations. Messaging expenses were $833,148 or 61% of messaging revenues in 1995, an increase of $366,476 or 79%, compared to $466,672 which represented 66% of messaging revenues in the prior year. The dollar increase in costs reflects increased messaging services rendered due to increased equipment sales and related usage. The decrease in messaging costs as a percentage of messaging revenues is due to increased margin on messaging services due to the continuing increase in revenues over the relatively fixed costs of providing this service and an increase in sales to fleet customers with greater utilization of the system.

 Selling, general and administrative expenses were $1,610,86l or 60% of total revenues for 1995, an increase of $886,775 or 122%, compared to $724,086 or 50% of total revenues in the prior year. The increased dollar amount is primarily attributable to expenses incurred on travel in connection with potential expansion into foreign markets, additional legal expenses including legal expenses connected with the Merger, preparation of Securities & Exchange Commission filings and documents, the hiring of additional sales and administrative personnel, expenses incurred in software development and general increases in operating
 expenses  associated  with  the  Company's  growth.   The  Company
 anticipates that the dollar amount of selling, general and administrative expenses will increase in the future to accommodate the Company's growth.

 Interest expense in 1995 was $16,149 or .6% of total revenues, a decrease of $16,025 or 50%, compared to $32,174 which was 2% of total revenues in the prior year. The dollar decrease reflects the effects of the payoff of long-term debt during 1995. Interest income was $41,318 or 2% of total revenues, an increase of $36,616 or 779% compared to $4,702 or .3% in the prior year due to interest earned on funds invested as a result of the amount raised in a private placement in September 1995 in the net amount of $1,904,292.

 As a result of the factors described above, net loss was $653,136 for 1995 as opposed to $311,190 for 1994, an increase of $341,946 or 110%.

 Liquidity and Capital Resources

 The Company's cash balance at December 31, 1996 was $103,144, a decrease of $48,584, or 32% over the December 31, 1995 cash balance of $151,728. At December 31, 1996, working capital was $271,007, a decrease of $1,108,531 from the working capital of $1,379,538 at December 31, 1995. Cash of $1,042,069 was used in operating activities, cash of $670,660 was provided by investing activities and cash of $322,825 was provided by financing activities during 1996.

 Investment securities were $425,852 at December 31, 1996, a decrease of $1,038,997, compared to the prior year balance of $1,464,849, due to funds being used to finance operations during the year. Accounts receivable net of an allowance for uncollectible amounts increased $149,754 to $557,246 due primarily to higher messaging billings during the year. Prepaid expenses and other assets were $73,710 at December 31, 1996, an increase of $57,085 or 343% due primarily to increased prepaid insurance and a deposit of $39,000 on investment consulting fees.

 Inventory at December 31, 1996 was $92,118, compared to $32,309 in the prior year, an increase of $59,809 due primarily to units held for future sales in Europe. Property, net of accumulated depreciation, was $120,731 at December 31, 1996, compared to $72,399 in the prior year, an increase of $48,332 or 67%, due primarily to the purchase of additional computer equipment and office furniture. Notes receivable increased to $208,463 at December 31, 1996, from $94,320 at December 31, 1995, an increase of $114,143 or 121%, due to the increase of a loan to a Canadian distributor, which is expected to continue to increase during 1997.

 Accounts payable and accrued expenses were $796,666 at December 31, 1996, an increase of $103,201 or 15% compared to a balance of $693,465 in the prior year due to higher vendor payables owing to the Company's supplier resulting primarily to increased messaging costs. Short-term margin loan was $139,268 at December 31, 1996, reflecting borrowings against investment securities.

 Deferred compensation, net of borrowings, was $45,129 at December 31, 1996, compared to $248,775 in the prior year due to additional borrowing against the Deferred Compensation during the year. The borrowings have been offset against deferred compensation in accordance with the amended terms of the note.

 Initial responses to the BOATRACS System in Europe have been favorable. BOATRACS has participated in a number of tests of the OmniTRACS and BOATRACS System in Europe. Since year end, the Company signed a contract with a German company, Deutsche Binnenreederei to supply 105 MCTs to the German company's fleet. Any funding requirements will be satisfied through potential public and private financing. The known resources of liquidity of the Company, coupled with the projections for revenue, are expected to cover the Company's cash needs until at least the end of 1997.

 The Company anticipates making capital expenditures in excess of $80,000 during 1997. To date the Company has financed its working capital needs through private loans, the issuance of stock and cash generated from operations. Expansion of the Company's business may require a commitment of substantial funds. To the extent that the net proceeds of recent private financing activities and internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding, either through collaborative arrangements or through public or private financing. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing shareholders may result. If adequate funds are not available, the Company's business would be adversely affected.

                             BUSINESS

 Introduction

 BOATRACS, Inc.'s ("The Company") objectives include providing the most effective data communications system for all vessels including boats, ships and barges (marine application). To achieve this objective, the Company currently offers the OmniTRACS satellite-based communications and tracking system (the "OmniTRACS System") developed, manufactured and licensed by QUALCOMM, INCORPORATED ("QUALCOMM"). The Company has exclusive distribution rights for the OmniTRACS System in the United States for marine application under a License and Distribution Agreement dated June 13, 1990, as amended from time to time, with QUALCOMM. The Company's 24-hour messaging center provides personal message relaying services to individual vessels and backup services to fleets of vessels.

 The Company derives revenue primarily from two sources:

 a. Sales of QUALCOMM equipment and software and additional, complimentary and/or modified equipment created or procured for maritime application; and

 b. Message and monitoring revenues.

 BOATRACS' primary source of customers is the commercial marine industry, which includes commercial fishermen, fuel transporters and the workboat industry of the inland waterways. The industry has demanding service requirements including mobility, positioning, durability, confidentiality and integrity of communications signals for the management of information. Such information includes vessel logs, supplies, wage information, and fuel and engine monitoring, and the integration of this information directly into shared-based office computer systems is vital to BOATRACS' customers. The Company has built software tools for both the vessel and the office enabling the integration of this information. Confidentiality of data transmission is an added concern of commercial maritime fleet operators. For example, scallop fishermen need to be able to communicate to shore about their catches and from boat to boat without informing competitors. Towboat dispatchers need to keep communications about customers confidential. Two-way radio and cellular phone service provide mobility but lack complete privacy.

 The need for improved position reporting and communications abilities for commercial vehicles, such as trucking fleets, was addressed by QUALCOMM in 1988 with the development of its OmniTRACS System. The OmniTRACS System provides confidential two-way data messaging, position reporting and confirmation services. Through the adaptation and enhancement of QUALCOMM's already successful OmniTRACS system for marine application, BOATRACS believes that it has developed cost-effective, reliable and user-friendly solutions for many of the communications, vessel tracking and near "real time" data transfer needs of commercial vessel operators.

 Background

 The Company was incorporated in California in 1982 under the name First National Corporation as a bank holding company. From 1982 to 1993, the Company provided, through its wholly-owned subsidiaries, business and individual banking services and certain corporate trust services.

 On November 9, 1993, First National Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court"). First National Corporation sold its principal asset consisting of 2,125,000 shares of common stock in First National Bank pursuant to an order of the Bankruptcy Court authorizing and approving such sale. On December 23, 1994, the Bankruptcy Court entered its order confirming First National Corporation's Second Amended Plan of Reorganization (the "Plan of Reorganization"), which became effective January 3, 1995.

 On January 12, 1995, the Company (formerly First National Corporation) merged with BOATRACS, Inc. ("Old BOATRACS"), a California corporation formed in 1990 to be a distributor in the United States marine market of the OmniTRACS satellite-based communications and tracking system manufactured by QUALCOMM (the "Merger"). The merger of Old BOATRACS with and into the Company was implemented pursuant to the Plan and Agreement of Reorganization by Merger of BOATRACS, Inc. with and into First National Corporation under the name of "BOATRACS, Inc." (the "Agreement"). The Agreement was approved by the Bankruptcy Court as part of the Plan of Reorganization. First National Corporation had no significant assets at the effective date of the Merger.

 Pursuant to the Merger, the Company, which was the surviving corporation, changed its corporate name to "BOATRACS, Inc."; the outstanding shares of Old BOATRACS were converted into the right to receive slightly less than 95% of the shares of common stock to be issued by the surviving corporation; and each of the outstanding shares of First National Corporation was converted into the right to receive 1/7 share of the common stock of the surviving corporation, with an aggregate of slightly more than 5% of the shares of common stock issued by the surviving corporation to be issued to the shareholders of First National Corporation prior to the Merger. As a result of the Merger, the 63,018 issued and outstanding shares of Old BOATRACS were converted into the right to receive 9,500,000 shares of the Company's common stock, and the 3,570,899 issued and outstanding shares of the common stock of First National Corporation were converted into the right to receive approximately 510,000 shares of the
 Company's common stock. The Company intends to operate and continue the business of Old BOATRACS.

 The OmniTRACS and BOATRACS Systems

 The OmniTRACS System, as adapted and enhanced by the Company for marine application (the "BOATRACS System"), provides confidential two-way data communications between a vessel or vessels at sea and a base station on land through the use of a mobile communications terminal ("MCT") and a satellite communications system. The BOATRACS System also allows for hourly position reporting and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring. The Company has contracts for or has installed approximately 1,000 systems on marine vessels. The BOATRACS System is effective while a vessel is within the satellite's "footprint," which extends approximately 200 to 400 miles offshore most areas of the continental United States. The BOATRACS System is an interactive communications network linking a vessel to shore and from shore-based personnel to vessels and from boat to boat. Messaging and positioning information are beamed from the vessel, via Ku-band satellite, to the QUALCOMM Network Management Facility ("NMF") in San Diego, California, to base stations at the customers' offices or to the BOATRACS 24 Hour Messaging Center also in San Diego. Messages that go to BOATRACS can be relayed by an operator via phone or fax. The BOATRACS System is capable of sending or receiving digital (text) messages or files to or from a vessel.

 The QUALCOMM Automatic Satellite Position Reporting ("QASPR") system is featured in all BOATRACS mobile units. The NMF uses the QASPR system to calculate a vessel's position, accurate to 1000 feet. This position is made available to shore-based users.

 The QUALCOMM NMF is the communications hub of the BOATRACS System. All communications are transmitted via satellite through a 7.6 meter dish located on the QUALCOMM premises. A backup NMF and dish are maintained by QUALCOMM in Las Vegas, Nevada. Connections to the QUALCOMM NMF are supported through existing lease-line and dial-up services.

 Satellite service is provided by GTE aboard an existing satellite under a "protected lease" which guarantees transponders will be available to QUALCOMM through one of GTE's available satellites.

 The BOATRACS 24-Hour Messaging Center is located in San Diego and provides message relaying and stand-by backup services for fleets and individual vessels using the system. Computers communicate to the QUALCOMM NMF by modem to monitor customer accounts on the system. BOATRACS operators can personally relay satellite messages between vessels and their families or business associates on shore and from shore-based personnel to vessels when requested. Other custom services are also available.

 BOATRACS charges its customers for the transmission of each message and, additionally, for the transmission of each character within a message. There also is a monthly connection fee for the MCT to be on-line and for hourly position reports. The charges are subject to certain volume discounts.

 On the Vessel

 The MCT consists of three basic components: the Communications Unit, the Keyboard/Display Unit and the Outdoor Unit. The Communications Unit is about the size of a briefcase with a rugged exterior casing. The Keyboard Display Unit has an imbedded display and is usually kept in the pilot house or wherever other communication and navigation devices are kept on the vessel. Messages are both created and received on a four-line liquid crystal display screen. The Outdoor Unit is the antenna which is mounted externally, generally on top of the wheelhouse. The design of the unit allows for both ease of installation and efficient use of what is usually limited space. Software menus and simple wording on the Keyboard/Display Unit facilitate easy use of the system to send and receive messages. Although many of BOATRACS' customers use only the basic MCT, BOATRACS offers optional products that interface with the basic unit. Customers also have the option of using a personal computer and BOATRACS' BOATCOMM User Interface Software instead of the standard Keyboard/Display Unit. This software allows for the same features as the standard keyboard with the added benefits of using a full screen and being able to send/receive computer files of any type.

 BOATRACS Messaging Center

 BOATRACS operates a 24-hour Messaging Service from its San Diego, California-based offices and a messaging center in Leiden, The Netherlands where messages are forwarded to vessels and land-based connections. After initial set-up costs have been incurred, the messaging facility is virtually a fixed cost operation with the potential to handle hundreds of additional units at a small incremental cost.

 BOATRACS' Messaging Center is linked via a dedicated telephone line for data transfers via modem directly to QUALCOMM's NMF in San Diego, where message transmissions to and from the vessels are formatted and processed.

 Network Management Facilities

 One component of the Network Management Facility is an earth station for communication with the MCTs via satellite. All individual messages originating from either the NMF or the vessels are automatically acknowledged electronically upon receipt and checked for accuracy of transmission by the system. If not received correctly, the messages are automatically retransmitted. Since all messages and position reports are transmitted in data format, they can be stored for later retrieval and viewing.

 In the Office

 Generally, a customer with less than four units uses the Company's 24-hour Messaging Service only. Typically, a customer who has more than four BOATRACS units elects to establish an in-house base station. The base station provides the customer with an in-house communications link and vessel-tracking capability. The base station is comprised of a computer and BOATRACS or third party communications software containing a mapping function whereby a customer can follow the progress of its fleet on a detailed computer map. Communications are conducted via modem directly between the customer's base station and the NMF maintained by QUALCOMM for satellite transmission to the customer's vessels.

 Customers in the commercial marine industry have informed the Company that the BOATRACS System provides much needed services and has been very effective in saving time and money. Based upon conversations with customers, the Company believes that its customers typically experience increased worker productivity, asset utilization and dispatching efficiency while saving communications costs. Many customers enter into a three- to five-year contract, establishing a fixed rate to be paid for messaging services used by the customer during the contract term.

 Agreements with QUALCOMM

 The Company has distribution rights for the OmniTRACS System in the United States for marine application under a License and Distribution Agreement dated June 13, 1990, as amended from time to time (the "Distribution Agreement") with QUALCOMM. The Distribution Agreement has an initial term of five years with three options to extend for five years each (provided that BOATRACS is in full compliance with the terms of the Distribution Agreement) for a total of twenty years through 2010. The first option to extend has been exercised by the Company. The Distribution Agreement calls for the negotiation in good faith of a new agreement upon the expiration of the last option.

 Under the Distribution Agreement, the Company had the exclusive rights to distribute the OmniTRACS System for marine application and to provide messaging services to end users of such products for marine application, in the following geographic areas (the "Territory"): within the coastal waters of the United States (as defined in the Distribution Agreement) of the Atlantic and Pacific Oceans, excluding (i) the Gulf of Mexico, (ii) all gulf state waterways bordering the Gulf of Mexico, (iii) all inland waterways and (iv) all international territories. The Company had non-exclusive rights to distribute such products and provide such message services in the following areas (the "Non-Exclusive Territory"): (a) those coastal waters (as defined) constituting the Gulf of Mexico and (b) the inland waterways of the United
 States. During 1996, the "Non-Exclusive Territory" became exclusive Territory when the Company reached a goal of selling 700 MCTs.

 Under the Distribution Agreement, BOATRACS is required to sell a certain minimum number of MCTs in order to maintain the exclusivity of its distribution rights, commencing with 480 MCTs in the aggregate by December 31, 1996. This requirement has been met by the Company. Thereafter, the minimum purchase requirements for each calendar year are to be agreed upon between the Company and QUALCOMM subject to a minimum of 300 MCTs for the calendar year ending December 31, 1997 and increasing by 10% each year thereafter.

 QUALCOMM, a public company with fiscal year ended September 30, 1996 revenues in excess of $813 million and current capitalization in excess of $3 billion, is a leader in digital wireless communications technologies. QUALCOMM manufactures and services the MCTs. QUALCOMM also directly sells MCTs, along with office-based software and computers to monitor and communicate with the MCTs, to the transportation industry. QUALCOMM provides the OmniTRACS service for its own customers as well as BOATRACS' customers, by leasing the Ku-band satellite transponders and maintaining the Network Management Facility which processes all communications between the satellites and customers' and the Company's base stations. QUALCOMM also maintains a back-up Network Management Facility in Las Vegas,
 Nevada in case of any malfunction to the system in San Diego, California.

 QUALCOMM is responsible for the manufacture and warranty repair of all of the OmniTRACS units supplied by them. Warranties for a specified period are passed on to the Company's customers. Extended warranties may be purchased at an additional cost.

 If BOATRACS desires to sell its business, QUALCOMM has a right of first refusal under the Distribution Agreement to purchase the business of BOATRACS on the terms of the sale to the proposed transferee.

 QUALCOMM's obligation to provide messaging services pursuant to the Distribution Agreement is contingent upon, among other things, the receipt of a permanent license from the FCC to operate the OmniTRACS System for marine application. Effective January 3, 1997, this license was granted to QUALCOMM, which added marine capability to use with the OmniTRACS system for up to 100,000 MCTs for a term of 10 years.

 If QUALCOMM becomes unable to provide messaging services either directly or through a third party, or elects not to remain in the business of providing such services, QUALCOMM may terminate the Distribution Agreement with no further liability by giving
 BOATRACS six months prior notice. If QUALCOMM elects to terminate the Distribution Agreement, QUALCOMM shall take reasonable and necessary steps to enable BOATRACS to continue to provide messaging services to its end users. BOATRACS may terminate the Distribution Agreement under certain circumstances if new technology for a system comparable to the BOATRACS System is developed by certain entities other than QUALCOMM.

 The Company also entered into a license agreement with QUALCOMM (the "License Agreement") pursuant to which QUALCOMM will pay the Company a per copy royalty for the right to use, sublicense and distribute certain interface software developed and owned by the Company as an enhancement to QUALCOMM's OmniTRACS System. The

 License Agreement term commenced in March 1995 and will terminate upon the termination of the Distribution Agreement between the Company and QUALCOMM.

 During March 1995, the Company issued 1,112,265 shares of common stock to QUALCOMM for $737,000. The purchase price of the shares will be paid by a reduction in the price of certain products and services currently provided by QUALCOMM to the Company and, upon satisfaction of certain conditions, the conversion of a certain non-exclusive territory to an exclusive territory, under the license and distribution agreement. The transaction was recorded as a note receivable for common stock issued which is reduced as discounts are earned. Through December 31, 1996, a total of $315,578 in discounts were earned.

 Agreement with Intrex

 In September 1995, the Company signed a three-year distribution agreement with Intrex Data Communications Corporation whereby the Company became the exclusive distributor of the Intrex Fuel System products, which provide a fuel and engine monitoring system to the marine market. Under the terms of the contract, the Company is no longer the exclusive distributor. This system allows the crew onboard to monitor engine performance and fuel consumption of the vessel while underway, which can be used to conserve fuel. When this system is interfaced to the BOATRACS MCT, this information can be transmitted to base stations on land. This product requires the Company to undertake a marketing program to sell the system and expenditures to train personnel and develop software to support the system. If the price of fuel to the marine market is reduced, the system will be less desirable because of the reduced need for fuel consumption management. The territory covers North America, Central America, South America and Europe. In addition, BOATRACS is a distributor for Dolphin products, the associated Intrex software. The agreement automatically renews for an additional five years unless a party is notified to the contrary.

 Memo of Understanding with ALCATEL QUALCOMM

 In February 1996, the Company signed a Memorandum of Understanding (the "MOU") with ALCATEL QUALCOMM, a French company, which is a joint venture company between the ALCATEL Group and QUALCOMM. The MOU contemplates BOATRACS operating in Europe under a similar basis that it operates in the United States by providing maritime satellite-based communications and tracking of vessels.

 Regulation

 International Operations

 BOATRACS intends to expand into international markets. In countries which QUALCOMM has an affiliated OmniTRACS service provider, the Company believes that such affiliate or BOATRACS will attempt to secure the necessary regulatory approvals for maritime applications from the local governmental authorities for the affiliate or the Company. In countries in which no QUALCOMM affiliate is operating, the Company will apply to the local governmental authority for applicable approvals. No assurance can be given that the Company will be able to obtain the required approvals. During the fourth quarter 1995 a messaging office was opened in the Netherlands, which was used in 1996 by potential customers evaluating BOATRACS' systems for possible purchase.

 Additional Products

 BOATRACS continues to develop new software products to complement the BOATRACS product line. This software is sold to BOATRACS' customers under BOATRACS' proprietary names.

 The Company is seeking strategic alliances with companies that have a proven product or service in the marine market. In addition, BOATRACS strives to stay abreast of new products and services that can complement its existing product and service offerings and seeks to build additional strategic relationships with companies that are developing new interfaces and marine related products that require communications between a vessel and the shore. BOATRACS continues to explore ways to economically take advantage of these relationships by acquiring either sales and distribution rights to, or direct ownership of, the products developed. The Company believes that these efforts have the potential to result in significant growth in installed units and message volume in the future.

 In June 1996, the Company entered into a reseller arrangement with Orbital Communications Corporation ("ORBCOMM"), which is developing a Low-Earth Orbit system ("LEO"), pursuant to which the Company will distribute ORBCOMM's LEO services to the worldwide marine market if and when such services become commercially available. The LEO system, if it proves successful, will complement BOATRACS' present services. ORBCOMM estimates the system will be operational during 1997.

 Market Expansion

 The Company believes that there is a sizable market in the United States and abroad for its products and has developed a strategy to expand into selected markets by providing innovative solutions to customer needs. The following are descriptions of certain areas of potential market expansion being explored by the Company. There can be no assurances that any of the Company's market expansion efforts will be successful.

 Proposed United States Fishing Regulations

 As a result of the critical level of various fishing resources, the National Marine Fisheries Service ("NMFS"), a division of the United States Department of Commerce, is managing the population of specific marine species through recently imposed (but not enforced) regulations of the domestic scallop and ground fishing fleets. These regulations impose restrictions on the number of days and locations that certain vessels can fish. Compliance with  these  regulations requires a certified tracking  device  to monitor on a 24-hour basis the position of vessels licensed to catch a regulated species. The BOATRACS System has been preliminarily approved by NMFS in this capacity, but would be subject to a certification process that has not been announced. Currently the Company is participating in a voluntary experimental program with the NMFS to evaluate the effectiveness of the System. These regulations were due to become effective for the scallop industry on September 1, 1994, and although the implementation of the regulations has been delayed, BOATRACS believes that eventually the regulations will become effective. The Company believes that the sales potential in the domestic scallop and ground fishing industries are difficult to forecast. It is anticipated that as fish stocks dwindle, the number of licensed fishing vessels also declines. Additionally, the currently contemplated implementation of satellite transponders onboard fishing vessels may be overruled by emergency measures, alternative management schemes, or acts of Congress which could close certain fisheries in total or in part. BOATRACS has installed more than 140 units on fishing vessels that could fall within the proposed regulations calling for certified tracking devices. The Company believes that implementation of such regulations would expand the market for the Company's products and services.

 International Distribution of the BOATRACS System

 Numerous Ku-band satellites currently provide coverage in regions outside the United States, including Japan, Europe, Canada, Mexico and regions of the former Soviet Union. Additionally, QUALCOMM uses a C-Band satellite to provide coverage in Brazil. As a result, the Company believes that a significant opportunity exists for utilization of the BOATRACS System outside of the United States. Because the Company's business is currently dependent upon services provided by QUALCOMM through its OmniTRACS operations, the Company's primary strategy is to expand its services to selected areas of the world where the OmniTRACS service has been established. The Company's operations in such areas would be conducted pursuant to agreements to be negotiated between the Company and QUALCOMM's local OmniTRACS service providers. In countries in which no OmniTRACS service provider is operating, the Company may seek to enter into agreements with providers of other communications services, if available.

 Canada. In September 1996, the Company entered into an agreement with Oceantrac Systems Limited of Canada ("SYSTEMS") reflecting the terms of a Memorandum of Understanding between the Company and SYSTEMS, providing for the establishment of Oceantrac, Incorporated, a wholly-owned Canadian subsidiary of Systems ("OCEANTRAC"). Under the terms of the agreement, OCEANTRAC will act as the sole representative of SYSTEMS for marketing, distribution and sale of the BOATRACS System and any related business  in  the  territory granted under the  license  from  the
 Company including the provinces of Ontario, Quebec, New Brunswick, Prince Edward Island, Nova Scotia, Newfoundland and Labrador.

 Europe. QUALCOMM's press releases indicate that over 10,000 MCTs are currently in operation throughout Europe. The Company has currently established a base station in The Netherlands to offer the BOATRACS System in the European and Mediterranean markets. Except for anticipated modifications to incorporate European maps, minimal product changes or enhancements are necessary to enter the European market. The Company's success in Europe is dependent upon identifying or developing software solutions and providing them to the market in a timely manner. BOATRACS continues to offer Messaging Services to evaluation units to demonstrate the value-added message relaying and monitoring services that BOATRACS could provide to the maritime industry in certain areas of Europe. In February 1996, the Company signed a Memorandum of Understanding with ALCATEL QUALCOMM, contemplating BOATRACS operating in Europe under a similar basis that it operates in the United States.

 BOATRACS intends to focus on three key market sectors in Europe: fishing, coastal and inland towing. The Company plans to establish sales activities in European countries where an agreement can be reached with the local OmniTRACS service provider or distributor of other communications services and where a marine license can be obtained from the local government. The Company also intends to provide messaging services on demand and begin working with industry associations to better utilize today's technology. Through local sales agents and a highly focused sales strategy aimed directly at the largest fleets, BOATRACS hopes to establish a profitable market in the European marine industry.

 Additional Overseas Expansion. The Company has been asked by various entities to commence activities in Asia and South America. Expansion in these areas will depend on available capital resources, as these are large markets with specific
 needs.   No  decision  has yet been made regarding  such  possible
 expansion.

 Sales and Distribution

 Since its inception, the Company has engaged manufacturer's representatives to place the Company's products with marine electronics dealers who sell to the end user. The representatives provided BOATRACS with a much-needed introduction to the marine market. However, with few exceptions, BOATRACS has not had success from the dealer and manufacturers' representative system of distribution. Except in the New England fishing market, most of the selling and distributing has been generated by the San Diego office. Although some dealers provide excellent local service, the Company has begun to assign salespeople to geographic areas where there is a concentration of potential customers. In addition, the Company is continually seeking relationships with third-party distributors who can provide sales and service support for its products. The Company believes that such arrangements have the potential to result in sales in areas where it is not cost-effective to have a full-time BOATRACS salesperson.

 Competition

 The mobile communications industry is highly competitive. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those of the Company. The Company competes in its market on the basis of product quality, reliability, price, customer support and product features. The Company believes that it is competitive with respect to each of these factors.

 The following is an overview of certain products and services that compete with BOATRACS products and services:

 Alternative Satellite Service Providers. Several competing entities provide satellite-based mobile voice and data systems in marine markets. INMARSAT, an international consortium, provides maritime voice, facsimile and data services nearly worldwide using capacity on a combination of owned and leased satellites. American Mobile Satellite Corporation currently offers data communications and vessel tracking using its newly launched L-band satellite, and a voice-based system. ARGOS provides one-way (ship to shore) communications and position reporting in many parts of the world. When ARGOS operates on the Japanese ADEOS2 satellite during the late 1990's, they will offer two-way communication. Certain INMARSAT compliant equipment is approved to provide Global Marine Distress Safety System ("GMDSS") notices and communications. GMDSS requires shipping vessels of a certain nature and size that operate certain routes to have a GMDSS approved communications system by 1997. The Company is at a disadvantage without such approval. The BOATRACS System cannot become GMDSS approved because the BOATRACS system's coverage is not global. EUTELSAT and BOATRACS continue to consider submitting a request to the International Maritime Organization ("IMO") to consider approving a regional category that would allow vessels operating in a specific regional area to utilize a regional-based system such as the BOATRACS System. Alternatively, a request to be recognized as a distress monitoring and safety system to individual countries in which the Company operates could be made, but there are no assurances that countries would respond to such a request. If such approval is not obtained, the Company will be at a disadvantage when attempting to sell to certain shipping, workboat, and towing companies.

 Radio. Although radios are required for most vessels, many small businesses rely exclusively on radios for their communication needs throughout the marine industry. Radio can be used to communicate with a marine operator, who can in turn place a long distance telephone call for the radio user. Typically, the cost of the marine operator together with the long distance telephone charges can be significant. Radio is not dependable in inclement weather, lacks confidentiality, and does not always provide a clear signal.

 Cellular phone. Cellular phone provides clear, easy to use communication to many boats including pleasure boats and commercial shipping, workboat, and towing operators. Although a cellular system provides a clear hook-up and a reliable service, it is expensive. Compared to cellular costs, the Company believes that an average, long-range operating customer could save enough to pay for its BOATRACS System within the first year to year and a half of use. The cellular range is also limited because the networks of cell sites were placed in locations most suitable for automobiles and not for vessels. This means that coverage on the water is limited. Cellular phones are usually out of range ten miles from the coast; however, Waterway Communications Systems, Inc. ("Watercomm") provides cellular radio phone service for vessels operating on inland waterways. Watercomm phones utilize radio towers placed along the major U.S. rivers to send and receive voice and data transmissions. Watercomm users incur a connection charge as well as a per-minute usage charge, based on where the vessel is operating. In Europe, GSM cellular phone service offers extensive coverage and plans to provide coverage to nearly all of Europe's population. GSM cellular phone service also provides a user the convenience of using a single phone in many different countries; however, there are significant roaming charges when roaming in a non-home country.

 Proprietary Information

 The Company relies on a combination of copyrights, trade secrets, trademarks and proprietary information to maintain and enhance its competitive position. According to reports filed with the Commission, QUALCOMM has been granted United States patents and has patent applications pending in the United States with respect to the OmniTRACS System. QUALCOMM has also reported that it actively pursues patent protection in other countries of interest, which protection may or may not cover OmniTRACS products.

 Employees

 At March 31, 1997, the Company had 12 full-time and seven part-time employees.

 Facilities

 The Company conducts its operations from a leased 8,300 square foot facility in San Diego, California, which expires in September, 1998 and from a leased facility in Leiden, The Netherlands, which expires in December 2001.

                          MANAGEMENT

The executive officers and directors of the Company and their ages as of April 15, 1997 are as follows:

Name                     Age              Position

Michael Silverman        52         Chairman, Chief Executive Officer,
                                     President, Director

Annette Friskopp         32         Secretary, Director

Dale Fisher              51         Chief Financial Officer

Giles Bateman            52         Director

Luis Maizel              46         Director

Norman Kane              46         Director

Ilana Silverman          49         Director


     Mr. Silverman formed Old BOATRACS in 1990 and served as Chairman, Chief Executive Officer, President and a Director of that company from its inception until the merger of BOATRACS, Inc. ("Old BOATRACS") with the Company (the "Merger"), at which time he assumed his present positions with the Company. Mr. Silverman is also a Director of JAYARK Corporation, an importer and distributor of furniture. Mr. Silverman is a Chartered Accountant (South Africa) and received a Master of Business Administration degree from Stanford University.

     Ms. Friskopp joined Old BOATRACS in 1991 as Senior Vice President of Production, Development and Operations and assumed her present positions with the Company following the Merger. She became a Director of the Company at the Merger. Prior to Ms. Friskopp joining Old BOATRACS, she attended Harvard Business School full-time where a Master of Business Administration degree was conferred upon her. Ms. Friskopp holds a Bachelor of Science degree in Accounting with emphasis on International Business from the University of Nebraska and she has credits from other universities for her studies in Europe and Asia. She is a
Certified Public Accountant and previously worked in the audit division of Price Waterhouse.

      Ms Fisher joined Old BOATRACS as Controller in April 1994 and was appointed Chief Financial Officer in August 1994. She became Chief Financial Officer of the Company upon the Merger. Prior to joining Old BOATRACS, Ms. Fisher served with The Price Company, the operator of the Price Club warehouse clubs, for more than 11 years in various management positions including Director of Investor Relations, Manager of Financial Accounting and Audit Manager. Ms. Fisher is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from San Diego State University.

     Mr. Bateman was elected a Director of Old BOATRACS in 1994 and became a Director of the Company upon the Merger. Since 1991, Mr. Bateman has served as a Director of Comp USA, a superstore computer retailer, and has served as that company's Chairman since 1993. Mr. Bateman was a co-founder of The Price Company and served as Chief Financial Officer and a Director of that company from 1976 to 1991 and as Vice Chairman from 1986 to 1991.

     Mr. Maizel became a Director of the Company in October 1995. For more than the past five years, Mr. Maizel has been president of LM Advisors, LM Capital Management, money management firms and board member of several financial and commercial corporations both in the U.S. and Mexico. He was born and raised in Mexico City, holds a BS in Mechanical Electrical Engineering, an MS in Industrial Engineering from the National University of Mexico and an MBA from Harvard Business School where he also was a faculty member.

     Dr. Kane became a Director of the Company in October 1995. Dr. Kane is an orthopedic surgeon practicing in San Diego. For more than the past five years, Dr. Kane has been the President of La Jolla Sports Orthopaedic and Knee Surgery Medical Group and a Director of TRI CITY Orthopaedic Medical Group. From 1986-1989, Dr. Kane was the surgeon for the San Diego Chargers, and in 1988 was the surgeon for the San Diego Soccers.

     Ms. Silverman was appointed a Director in March 1996. For more than the past five years, Ms. Silverman has been active in charitable and community organizations. She holds a Bachelor of Arts degree from the University of Natal, South Africa.

     There is no family relationship between any of the Company's Directors and officers, except that Michael Silverman and Ilana Silverman are married. There are no arrangements or understandings between any Director or executive officer and any other person pursuant to which any person has been elected or nominated as a Director or executive officer. All Directors and executive officers serve for a term of one year until the next Annual Meeting of stockholders.

     During the year ended December 31, 1996, the Board of Directors held three meetings where all Directors were present except Ms. Friskopp who attended two of the meetings. The Company intends to hold quarterly meetings of its Board of Directors in the future. The Company presently has a Compensation Committee of the Board of Directors consisting of Giles Bateman and Michael
Silverman. The Compensation Committee's basic function is to set the salary for employees and promotions. The Audit Committee, consisting of Giles Bateman and Norman Kane, advises the Board of Directors as to the selection of the Company's independent accountants. During 1996, the Compensation and Audit Committees each held one meeting.

                     Executive Compensation

     The following table sets forth for the years indicated certain compensation of the Company's chief executive officer and the executive officers of the Company who earned more than $100,000 in such years.

                            SUMMARY COMPENSATION TABLE

                                 Annual Compensation
Principal Position       Year        Salary           Bonus

Michael Silverman        1996      $100,000            $0
 Chairman, President     1995      $100,000            $0
 and Chief Executive     1994      $100,000(1)         $0
 Officer

Annette Friskopp         1996      $124,961       $31,950
 Chief Operating Officer 1995      $107,654       $31,800
                         1994      $ 92,654            $0
________________
(1) In 1994, $69,230 of Mr. Silverman's compensation earned was deferred pursuant to a deferred compensation arrangement entered into between the Company and Mr. Silverman, increasing the balance of deferred compensation to $369,230.

      In November 1995, a promissory note between the Company and Michael Silverman, President and Chief Executive Officer, was entered into, allowing Mr. Silverman to borrow up to $369,230 from the Company. During 1996, it was amended allowing the Company to offset the loan outstanding balance against the deferred income balance. The promissory note is collateralized by deferred income owing to Mr. Silverman in the same amount and will bear interest at 5.5%. At December 31, 1996, Mr. Silverman had borrowed $310,000, and interest in the amount of $14,101 had been accrued. The total outstanding has been offset against the deferred income as of December 31, 1996.

     The Company also provides certain compensatory benefits and other non-cash compensation to the persons named in the Summary Compensation Table. The incremental cost to the Company of all such benefits and other compensation paid in the years indicated to such named individuals was less than 10% of his or her reported compensation and also less than $50,000.

     The Company entered into an employment agreement with Michael Silverman, its Chairman, Chief Executive Officer, President and majority shareholder, effective January 1, 1995. Under the agreement, Mr. Silverman's annual base compensation is $100,000, with such increases, bonus compensation and benefits as the Board of Directors may determine from time to time. The agreement has a one-year term and automatically renews annually for successive one-year periods unless terminated by the Board of Directors upon notice given by November 1 of the prior year. The agreement is terminable by the Company only for good cause, as defined in the agreement.

     The   Company   has   entered  into  an  Addendum   to   Stock
Issuance/Employment Agreement effective January 21, 1991, and amended July 1995, whereby Annette Friskopp's salary from April to December 1995 was $108,000 and after December 1995 increased to $120,000 per annum. In addition, beginning January 1995, she became entitled to a bonus for each unit sold to an end user. In addition, the Agreement granted Ms. Friskopp an option to acquire 100,000 additional shares of capital stock, which has been treated as being a grant pursuant to the Company's 1996 Stock Option Plan at a price equal to the fair market value of such shares on the date of grant. In December 1996, Ms. Friskopp was awarded an option to purchase 150,000 shares of the Company's common stock at an exercise price of $1.125 per share. The options will vest 20% annually over five years.

          The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to the Company's chief executive officer and the executive officers of the Company who earned more than $100,000 last year.

               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                        (Individual Grants)

                                   Percent Of
                    Number of      Total Options/
                    Securities     SARs Granted
                    Underlying     To Employees   Exercise Or
                    Options/SARs   In Fiscal      Base Price
Name                Granted (#)     Year           (S/Sh)       Expiration

Michael Silverman      -----           -----         -----         -----

Annette  Friskopp     100,000           15%           $1.00        2003

Annette Friskopp      150,000           22%           $1.125       2003

     The following table sets forth the information concerning each exercise of stock options during the last fiscal year by each of Company's chief executive officer and the executive officers of the Company who earned more than $100,000 last year and the fiscal year value of unexercised options.

        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FY-END OPTION/SAR VALUES

                                      Number Of
                                      Securities            Value Of
                                      Underlying            Unexercised
                   Shares             Unexercised           In-The-Money
                   Acquired           Options/SARs          Options/SARs
                   On        Value    At FY-End (#)         At FY-End(S)
                   Exercise  Realized Exercisable/          Exercisable/
Name                 (#)        ($)   Unexercisable         Unexercisable

Michael Silverman    -----    -----      -----                 -----

Annette Friskopp     -0-        N/A     0/250,000                0/0

Compensation Committee Interlock and Insider Participation

     During fiscal year 1996, Michael Silverman, an officer of the Company, participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

Director Compensation

     Non-employee directors of the Company receive $500 for each meeting of the Board of Directors that they attend. Directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. Non-employee Directors participate in the 1996 Stock Option Plan, and each non-employee director has been awarded options to purchase 20,000 shares of the Company's common stock at an exercise price of $1.00-$1.25 per share.

Compliance  with  Section 16(a) of the Securities Exchange  Act  of
1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based  solely  upon  a  review of the  copies  of  such  forms furnished to the Company and information involving securities transactions of which the Company is aware, the Company believes that during the fiscal year ending December 31, 1996, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial stockholders were complied with, except for a single Form 4, which was filed 10 days late on behalf of Luis Maizel for a Pension Plan transaction for which Mr. Maizel is a trustee.


                       CERTAIN TRANSACTIONS

     In March 1995, QUALCOMM, the sole supplier of the OmniTRACS equipment sold by the Company, purchased 1,112,265 shares of the Company's Common Stock in consideration of a reduction in price of certain products and services provided by QUALCOMM to the Company. As a result of such purchase, QUALCOMM owns approximately 9% of the Company's issued and outstanding Common Stock.

     In March 1995, the Company entered into the License Agreement with QUALCOMM authorizing QUALCOMM to use, sublicense and distribute certain interface software developed and owned by the Company as an enhancement to QUALCOMM's OmniTRACS System. The
License Agreement will terminate upon the termination of the Distribution Agreement between the Company and QUALCOMM.

     In March 1995, the Distribution Agreement between the Company and QUALCOMM was amended. As a result of such amendment, the Company obtained exclusive distribution rights in the United States for marine application of the OmniTRACS System when the Company purchased a total of 700 MCTs from QUALCOMM during 1996, subject to certain minimum purchase requirements.

       In February 1996, the Company signed a Memorandum of Understanding (the "MOU") with ALCATEL QUALCOMM, a French company, which is a joint venture company between the ALCATEL Group and QUALCOMM. The MOU contemplates BOATRACS operating in Europe under a similar basis that it operates in the United States by providing maritime satellite-based communications and tracking of vessels.

      In October 1995, the Company issued 25,000 Common Stock purchase warrants. The warrants represent the right to purchase one share of the Company's Common Stock at $1.50 and expires during October 1998.

     In January 1996, the Company issued 50,000 options to purchase Company stock at $1.50 per share.

                    PRINCIPAL SHAREHOLDERS

 Set forth below is certain information concerning the ownership of the Company's Common Stock as of March 31, 1997 by (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons named have sole voting and investment power with respect to the securities owned by them.

                         Number of Shares    Percent of
                         Beneficially Owned  Outstanding Shares

 QUALCOMM Incorporated      1,112,265             9%
  6455 Lusk Boulevard
  San Diego, CA 92121

 Michael Silverman          5,405,716(1)         43
 Annette Friskopp             377,931             3
 Dale Fisher                   22,001(2)          *
 Giles Bateman                663,825             5
 Luis Maizel                   98,921(3)          *
 Norman Kane                  469,667(4)          4
 Ilana Silverman (5)                0             *
 All Directors and Executive
  Officers as a group
  (7 persons)               7,038,061            56%
 ______________________
 (1) Includes 327,599 shares held by Mr. Silverman's son.
 (2) Includes 20,000 shares held in a Family Trust for which Ms. Fisher is a trustee and 2,000 shares held in an IRA account.
 (3) Includes 83,600 shares are held by the Maiz Family Trust of which Mr. Maizel is a trustee and 15,321 shares held in a Retirement Plan for which Mr. Maizel is a trustee.
 (4) Includes 92,150 shares held by the Norman Kane Defined Benefit Plan of which Dr. Kane has beneficial ownership.
 (5)  Ms. Silverman is the wife of Mr. Silverman.
 *   Less than 1%

                     SELLING SHAREHOLDERS

 The following table sets forth the number of Shares of Common Stock beneficially owned by each of the Selling Shareholders. All Shares owned by the Selling Shareholders are being registered. Each of the Selling Shareholders has sole voting and investment power with respect to the Shares, subject to applicable community property and similar laws.

 Name of Selling Shareholder                         Shares

 QUALCOMM Incorporated                            1,112,265
 Amended & Restated Louis L. Gonda Family Trust     588,000
 Annette Friskopp (1)                               377,931
 Norman Kane (2)                                    377,517
 Giles Bateman (2)                                  663,825
 Gregory Silverman (3)                              323,155
 Doron Silverman (3)                                327,599
 Norman Kane Defined Benefit Plan (4)                92,150
 Maiz Family Trust (5)                               83,600
 Giant Trading                                      100,000
 Thomas Bernard                                       2,709
 Norman Sarkin                                       18,500
 Zane Feldman and Alice Feldman Trust                40,000
 Bank Insinger De Beuford N.V.                      274,800
 Clariden Bank                                      667,700
 International Project Management                    24,600
 Fisher Family Trust                                 15,000
 The Gilbert Family Trust                           100,000
 Jennifer Gilbert                                    10,000
 Karly Gilbert                                       10,000
 Pamela & Jack Saxton                                 3,000
 R. A. Payn                                           6,667
 John Griffiths                                       2,333
 Lang Morris                                          2,000
 Burt R. Bondy Pension Plan & Trust, dated 10/9/84   60,000
 E. M. Trust, dated 12/18/84                         10,000
 Michael H. Jackman                                  92,600
 Esrock Living Trust                                  8,000
 Jonathan Schewitz                                   15,339
 Penelope Smith                                       6,666
 Torrey Pines Securities (6)                         25,000
 Mitchell Lynn (7)                                   50,000

                         Total                    5,490,956
 _________________________
 (1) Ms. Friskopp is Chief Operating Officer, Secretary and a Director of the Company.
 (2)  Mr. Bateman and Dr. Kane are Directors of the Company.
 (3) Gregory and Doron Silverman are the children of Michael Silverman, Chairman of the Board and Chief Executive Officer of the Company and Ilana Silverman, a Director of the Company, is the wife of Michael Silverman.
 (4)  The  Norman Kane Defined Benefit Plan is for the  benefit  of
      Dr. Norman Kane.

 (5) Luis Maizel is a Director of the Company and a trustee of the Maiz Family Trust.
 (6)  Torrey Pines Securities received a warrant dated October  31,
      1995  to  purchase 25,000         shares at $1.50 each.   The
      warrant expires on October 31, 1998.
 (7)  Represents 50,000 options to purchase stock  at  $1.50 per share.


                   DESCRIPTION OF CAPITAL STOCK

 The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value ("Common Stock"), and 1,000,000 shares of Preferred Stock, no par value ("Preferred Stock").

 Common Stock

 As of March 31, 1997, there were 12,602,310 shares of Common Stock outstanding held by approximately 300 holders of record.

 The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors. In cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

 Preferred Stock

 The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, rights, preferences, privileges and restrictions as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, which in any case, could be superior to the rights associated with the Common Stock.

 The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

 Limitation of Liability and Indemnification

 Pursuant  to  provisions  of  the  California  Corporations  Code,
 Article V of the Company's Amended and Restated Articles of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

 Article VI of the Company's Amended and Restated Bylaws authorizes the Company to indemnify its directors, officers, employees and agents in certain circumstances against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising out of such person's service in such capacity, if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reason to believe was unlawful. The Company is required to indemnify a director, officer, employee or agent of the Company against expenses actually and reasonably incurred in the event such person is successful on the merits in the defense of any such claim.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 Transfer Agent and Registrar

 Chase Mellon Shareholder Services is the transfer agent and registrar for the Company's Common Stock.


               SHARES ELIGIBLE FOR FUTURE SALE

 As of March 31, 1997, the Company had 12,602,310 shares of Common Stock outstanding. Of these, approximately 7,517,193, including all of the shares offered by this Prospectus, will be immediately eligible for resale in the public market without restriction under the Securities Act of 1933, as amended (the "Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 adopted under the Act ("Affiliates") may generally only be resold in compliance with the applicable provisions of Rule 144. Substantially all of the remaining 5,085,117 shares of Common Stock are held by executive officers of the Company and will be subject to the volume limitations discussed below and certain other limitations.

 Pursuant to the terms of subscription agreements between the Company and certain of the Selling Shareholders in connection with a private placement of the common stock of Old BOATRACS in
 October 1994, each of such Selling Shareholders has agreed to sell at least 1/11 of the Shares purchased by such Selling
 Shareholder  on  the  open  market  within  one  year  after   the
 effective date of the Registration Statement of which this Prospectus is a part. Such Selling Shareholders hold an aggregate of 2,112,800 shares of Common Stock.

 In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated under this Rule with those of others) whose restricted securities (as that term is defined in Rule 144) have been fully paid for and meet the Rule's one-year holding period provisions, including Affiliates of the Company, may sell restricted securities in brokers' transactions or directly to market makers, provided the number of shares sold by such person in any three-month period is not in excess of the greater of 1% of the total number of shares of Common Stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. The Rule provides further that after restricted securities have been fully paid for and meet the Rule's two-year holding period provisions, such securities may be sold by persons who are not Affiliates of the Company without regard to volume limitations; however, in general, securities held by Affiliates of the Company must continue, even after the two-year holding period, to be sold in broker's transactions or directly to market makers in such securities, subject to the volume limitations described above. The foregoing is a brief summary of certain provisions of Rule 144 and is not intended to be a complete description thereof.

 To date there has been a limited public trading market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.


                      MARKET INFORMATION

 The Company's Common Stock began trading in the over-the-counter market in March 1995 and is quoted on the OTC Bulletin Board under the symbol "BTRK". The following table sets forth high and low bid quotations for the Common Stock as provided by the National Association of Securities Dealers, Inc.:

                                    High  Bid           Low Bid

 Quarter Ended

 March 31, 1997                      $1.8125             $1.00

 December 31, 1996                    1.50                 .625
 September 30, 1996                   1.50                 .75
 June 30, 1996                        2.00                 .75
 March 31, 1996                        .937                .75

 December 31, 1995                    1.375                .686
 September 30, 1995                   1.625               1.375
 June 30, 1995                        1.375 (1)           1.375 (1)

      (1) April 30 through June 30,1995

 On April 15, l997, the closing high and low bid price of the common stock, as reported on the OTC Bulletin Board, was $1.687 and $1.50, respectively. As of January 31, 1997, the Company had approximately 300 holders of record of its common stock. In addition, approximately 2.4 million shares are held in street name accounts. The Company has not paid any dividends since the Merger and does not currently intend to declare any dividends.

 The quotations set forth above represent inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The existence of quotations for the Common Stock should not be deemed to imply that there is an established public trading market for the Company's common stock.



                     PLAN OF DISTRIBUTION

 The Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest (collectively with the Selling Shareholders, the "Sellers") acting as principals for their own accounts. The Company will not receive any of the proceeds of this offering.

 The Sellers, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from the Sellers. Usual and customary commissions may be paid by the Sellers. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for the Sellers, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Sellers.

 A broker, dealer, underwriter or market maker who acquires the Shares from the Sellers as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. The Sellers also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions.

 The Company is bearing all of the costs relating to the registration of the Shares (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Sellers. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

 Pursuant to the registration rights granted to QUALCOMM in connection with QUALCOMM's acquisition of Shares, the Company has agreed to indemnify QUALCOMM and any person who controls QUALCOMM against certain liabilities and expenses arising out of, based upon or relating to information set forth in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

                        LEGAL MATTERS

 The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Solomon Ward Seidenwurm & Smith, San Diego, California.


                           EXPERTS

 The financial statements of the Company as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO FINANCIAL STATEMENTS


                                                                Page

 Independent Auditors' Report                                    F-2
 Balance Sheets as of December 31, 1996 and 1995                 F-3
 Statements of Operations for the years ended December 31, 1996,
    1995 and 1994                                                F-4
 Statements of Stockholders' Equity/(Deficit) for the years ended
    December 31, 1996, 1995 and 1994                             F-5
 Statements of Cash Flows for the years ended December 31, 1996,
    1995 and 1994                                                F-6
 Notes to Financial Statements                                   F-7

DELOITTE & TOUCHE, LLP LETTERHEAD


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
    Stockholders of BOATRACS, Inc.:

We have audited the accompanying balance sheets of BOATRACS, Inc. (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





February 7, 1997

BOATRACS, INC.

BALANCE SHEETS
DECEMBER 31, 1996 AND 1995

ASSETS                       1996             1995

CURRENT ASSETS:
  Cash                      $103,144        $151,728
  Investment securities      425,852       1,464,849
  Accounts receivable - net  557,246         407,492
  Inventories                 92,118          32,309
  Prepaid expenses and other
  assets                      73,710          16,625

      Total current assets 1,252,070       2,073,003

PROPERTY, at cost            120,731          72,399

NOTES RECEIVABLE             208,463          94,320

TOTAL                     $1,581,264      $2,239,722


LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and
  accrued expenses          $796,666        $693,465
  Short-term margin loan on
  securities                 139,268
  Deferred compensation- net  45,129

     Total current
     liabilities             981,063         693,465

LONG-TERM LIABILITIES -
Deferred Compensation - net                  248,775

      Total liabilities      981,063         942,240

COMMITMENTS (Notes 4 and 8)

STOCKHOLDERS' EQUITY:
 Preferred stock, no par
  value; 1,000,000 shares
  authorized, no shares issued
 Common stock, no par value;
  100,000,000 shares authorized,
  12,602,310 and 12,577,710
  shares issued and outstanding
  in 1996 and 1995,
  respectively              4,210,925       4,186,325
 Accumulated deficit       (3,189,302)     (2,283,864)
 Note receivable for
  common stock issued        (421,422)       (604,979)

           Total
           stockholders'
           equity             600,201       1,297,482

TOTAL                      $1,581,264      $2,239,722


See notes to financial statements.

BOATRACS, INC.


STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 1996       1995            1994

REVENUES:
  Communication system sales $1,427,822   $1,299,330      $ 755,574
  Messaging                   2,073,360    1,367,354        706,274

           Total revenues     3,501,182    2,666,684      1,461,848

COSTS AND EXPENSES:
  Communication system sales   913,064       900,980        554,808
  Messaging                  1,089,719       833,148        466,672
  Selling, general and
  administrative             2,461,018     1,610,861        724,086

           Total costs
           and expenses      4,463,801     3,344,989      1,745,566

LOSS FROM OPERATIONS          (962,619)     (678,305)      (283,718)

INTEREST INCOME                 60,117        41,318          4,702

INTEREST EXPENSE                (2,936)      (16,149)       (32,174)

NET LOSS                   $  (905,438)   $ (653,136)    $ (311,190)

NET LOSS PER SHARE         $     (0.07)   $    (0.06)    $    (0.03)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING       12,597,471    11,277,245      9,500,000


See notes to financial statements.

BOATRACS, INC.


STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                 Note
                                              Receivable           Total
                  Common Stock                for Common    Stockholders'
                                 Accumulated     Stock            Equity
               Shares   Amount    Deficit       Issued         (Deficit)


BALANCE,
JANUARY 1,
1994
             7,976,214 $675,504   $(1,319,538)                $(644,034)

  Common
  stock
  issued
  in
  connection
  with:

    Exercise
    of stock
    options  419,840     50,000                                  50,000

    Stock
    sale     836,062    495,687                                 495,687

    Long-
    term
    debt
    and
    accrued
    interest
    conver-
    sion     267,884    158,221                                 158,221

  Net loss                           (311,190)                 (311,190)

BALANCE,
DECEMBER 31,
1994       9,500,000  1,379,412    (1,630,728)                 (251,316)

  Common
  stock
  issued
  in
  connection
  with:

    Merger   510,386    (50,000)                                (50,000)

    Long-term
    debt and
    accrued
    interest
    conver-
    sion     179,684    215,621                                 215,621

    Note
    receiv-
    able   1,112,265    737,000                 $(737,000)

    Stock
    sale   1,275,375  1,904,292                               1,904,292

  Payments
  received
  on note
  receivable                                      132,021       132,021

  Net loss                           (653,136)                 (653,136)

BALANCE,
DECEMBER 31,
1995      12,577,710  4,186,325    (2,283,864)   (604,979)    1,297,482


  Common
  stock
  issued
  in
  connection
  with
  services
  rendered    24,600     24,600                                  24,600

  Payments
  received
  on note
  receivable                                      183,557       183,557

  Net loss                           (905,438)                 (905,438)

BALANCE,
DECEMBER 31,
1996      12,602,310 $4,210,925   $(3,189,302)  $(421,422)     $600,201


See notes to financial statements.

BOATRACS, INC.


STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                  1996          1995            1994
OPERATING ACTIVITIES:
  Net loss                     $(905,438)    $(653,136)      $(311,190)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
   Depreciation and amortization  44,420        32,890          26,952
   Net accretion of discount
    on investment securities     (42,204)      (27,505)
   Provision for bad debts                      18,297
  Changes in assets and
     liabilities:
    Accounts receivable         (149,754)     (233,397)        (13,389)
    Inventories                  (59,809)      (20,778)         10,696
    Prepaid expenses and
       other assets              (57,085)       (6,333)         (6,709)
    Accounts payable and
       accrued expenses          127,801       337,897          14,913
    Accrued interest payable                     5,421          29,314
    Deferred compensation                                       69,230

           Net cash used
           in operating
           activities         (1,042,069)     (546,644)       (180,183)

INVESTING ACTIVITIES:
  Purchase of investment
   securities                 (2,825,799)   (2,096,344)
  Proceeds from maturities
   of investment securities    3,907,000       659,000
  Issuance of notes receivable  (317,789)     (205,775)         (9,000)
  Capital expenditures           (92,752)      (66,549)        (23,300)
  Escrow deposit                                               (50,000)

           Net cash provided
           by (used in)
           investing activities  670,660    (1,709,668)        (82,300)

FINANCING ACTIVITIES:
  Payments received on note
   receivable issued for
   common stock                  183,557       132,021
  Proceeds from short-term
   margin loan                   139,268
  Payments on long-term debt
   and capital lease obligation               (160,026)        (41,813)
  Net proceeds from issuance
   of common stock                           1,904,292         545,687
  Proceeds from issuance of
   long-term debt                                              240,000

           Net cash provided
           by financing
           activities            322,825     1,876,287         743,874

NET (DECREASE) INCREASE IN CASH  (48,584)     (380,025)        481,391

CASH AT BEGINNING OF YEAR        151,728       531,753          50,362

CASH AT END OF YEAR            $ 103,144     $ 151,728       $ 531,753

SUPPLEMENTAL DISCLOSURE
OF CASH FLOW INFORMATION:
  Cash paid for interest        $  2,936      $ 10,416        $  2,318

SUPPLEMENTAL DISCLOSURES OF
NON-CASH INVESTING AND
FINANCING ACTIVITIES:
  Common stock issued for
   services rendered             $24,600
  Common stock issued for
   note receivable                           $ 737,000
  Conversion of long-term
   debt and accrued interest
   to common stock                           $ 215,621     $   158,221
  Conversion of escrow deposit
   to equity                                 $  50,000

See notes to financial statements.

BOATRACS, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Operations - The foundation of the Company's business is the distribution of the OmniTRACS satellite-based communications and tracking system for marine application under a license and distribution agreement with QUALCOMM, Incorporated ("QUALCOMM", see Note 8). Under the agreement, the Company sells mobile communications terminals and software for use onboard marine vessels and by marine dispatchers. In addition, the Company also provides 24-hour messaging and relaying services.

   Merger - During January 1995, BOATRACS, Inc. ("Old BOATRACS") was merged into First National Corporation ("FNC"), a public company, which had previously filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California. Pursuant to the plan of reorganization and merger (the "Plan"), (i) FNC, which was the surviving corporation, changed its name to BOATRACS, Inc. (the "Company"), (ii) the outstanding shares of Old BOATRACS were converted into the right to receive an aggregate of 9,500,000 shares or approximately 95% of the post merger outstanding common stock, and (iii) each outstanding share of FNC was converted into the right to receive 1/7 share of the common stock of the surviving corporation, for an aggregate of 510,386 shares or approximately 5% of the post merger outstanding common stock. The Company paid $50,000 to FNC stockholders in connection with the merger. Such consideration was used to pay claims of creditors of FNC and to pay a dividend to the pre-merger stockholders of FNC. The Plan also required an amendment to the Company's capital structure to provide for the authorization of 1,000,000 shares of preferred stock and 100,000,000 shares of common stock.

   For accounting purposes the acquisition has been treated as a recapitalization of Old BOATRACS with Old BOATRACS as the acquirer. Accordingly, the historical financial statements prior to January 12, 1995 are those of Old BOATRACS. The financial statements for all periods presented have been retroactively restated to reflect the equivalent number of shares received in the merger and the change in the capital structure. Pro forma information has not been provided as it is not required.

   Investment Securities - Investment securities represent U.S.
   Treasury securities that the Company has the positive intent and ability to hold to maturity which are reported at amortized cost. Interest earned on these investment securities is included in interest income.

   Inventories - Inventories, which are comprised entirely of finished goods, are carried at the lower of cost (specific identification) or market.

   Property - Property is stated at cost. Depreciation is provided under a straight-line method for assets acquired in 1996, and an accelerated method for assets purchased prior to 1996 over the estimated useful lives of the assets (generally 3-5 years).

   Revenue Recognition - Revenue from the sale of communication systems is recognized at the time the equipment is shipped to the customer. Revenue from messaging is recognized at the time the transmission is made by the customer.


   Significant Customers - Major customers individually accounted for 26%, 15% and 8% of 1996 sales, 23%, 18% and 12% of 1995 sales, and 21% and 11% of 1994 sales. Accounts receivable from these customers aggregated $300,413 at December 31, 1996. The Company has not historically experienced any significant losses on its accounts receivable.

   Stock-Based Compensation - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

   Net Loss Per Share - Net loss per share amounts are calculated by dividing net loss by the weighted average number of common shares outstanding during the year.

   Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassifications - Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation.

2. BALANCE SHEET DETAILS

                                                   1996       1995

     Accounts Receivable                       $570,780  $425,789
      Less allowance for doubtful accounts       13,534    18,297

                                               $557,246  $407,492

     Property- at cost:
        Computers and equipment                $226,650  $133,898
         Less accumulated depreciation         (105,919)  (61,499)
                                               $120,731   $72,399

     Deferred Compensation - Officer (Note 7)  $369,230  $369,230
     Less Note Receivable - Officer ( Note 3)    324,101  120,455
                                                $ 45,129 $248,775

Depreciation expense was $44,420, $24,334 and $12,289 for the years ended December 31, 1996, 1995 and 1994, respectively.

3. NOTES RECEIVABLE

   Canadian Company - The Company has a note receivable agreement with a Canadian company. Outstanding advances on the note bear interest at 9.0% and are due on demand.
   Advances on the note totaled $208,463 and $78,000 at December 31, 1996 and 1995, respectively. The note has been classified as long-term based upon the Company's intent not to request payment prior to January 1, 1998.

   In September 1996, the Company entered into an agreement with the Canadian company whereby the Canadian company, through its subsidiary, will act as the sole representative for marketing, distribution and sale of the BOATRACS system, and any related business in certain specified Canadian territory.

   Stockholder- During 1995, the Company entered into a note receivable agreement with an individual who is an officer, director and majority stockholder of the Company under which it agreed to advance up to $369,230. Advances are secured by an agreed upon offset to related deferred compensation (see
   Note 7). The advances bear interest at 5.5% and are due on demand. Advances under the agreement totaled $310,000 at December 31, 1996, plus accrued interest. Terms of the note receivable agreement allow satisfaction of the balance as an offset to related deferred compensation.

4. LEASES

   Facility Leases - The Company leases its facilities under five non-cancelable operating leases which expire through September 2001. Rent expense was approximately $51,900, $31,900, and $14,360 for the years ended December 31, 1996, 1995 and 1994, respectively. The Company's leases have rent escalation terms based on the Consumer Price Index, which will affect future minimum lease payments.

   Capital Lease - Included in property at December 31, 1996 and
   December 31, 1995 is property acquired under a capital lease of $6,289. All obligations in connection with this lease were paid during 1996.

   Future minimum lease payments under non-cancelable operating leases at December 31, 1996 are summarized as follows:

    Year Ending December 31,

     1997          $88,835
     1998           74,383
     1999           26,436
     2000           26,436
     2001           26,436

                   242,526

5. INCOME TAXES

   Prior to October 1994 the Company had elected S corporation status for Federal income tax and California franchise tax purposes. As such, taxable income or loss through September 1994 was attributed to the stockholders of the Company. Effective October 1994, the Company elected C corporation status. Due to a valuation allowance provided for deferred income tax assets for the years ended December 31, 1996 and 1995 and the period from October 1, 1994 to December 31, 1994, the Company's effective income tax rate is 0%.

   The tax effects of significant items comprising the Company's deferred income tax assets were approximately as follows:


                                              1996        1995

   Deferred income tax assets:
     Net operating loss carryforwards        $634,000    $271,000
     Deferred employee compensation           160,000     148,000
     Accrued employee compensation                         13,000
     Tax credits                               12,000
     Allowance for uncollectible accounts       6,000       7,000
     Deferred income                            1,000       1,000
     State income taxes                           500         500
     Other reserves                             6,000       6,000

   Total deferred income tax assets           819,500     446,500

   Less valuation allowance                  (819,500)   (446,500)

   Net deferred income tax assets          $   -          $   -



   At December 31, 1996, the Company had unused net operating loss carryforwards of approximately $1,650,000 for Federal income tax purposes which expire at various dates from 2005 to 2011.

   Deferred income taxes are recorded to reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is maintained to reduce deferred income tax assets to an amount which, in the opinion of management, will more likely than not be realized by the Company.

6. STOCKHOLDERS' EQUITY (DEFICIT)

   Note Receivable Issued for Common Stock - During March 1995, the Company issued 1,112,265 shares of common stock to QUALCOMM (see Note 8) for $737,000. The purchase price of the shares will be paid by a reduction in the price of certain products and services currently provided by QUALCOMM to the Company and, upon satisfaction of certain conditions, the conversion of a certain non-exclusive territory to an exclusive territory, under the license and distribution agreement (see Note 8). The transaction was recorded as a note receivable for common stock issued which is reduced as discounts are earned. Through December 31, 1996, a total of $315,578 in discounts were earned.

   Stock Warrants - During October 1995, the Company issued 25,000 common stock purchase warrants. The warrants represent the right to purchase one share of the Company's common stock at $1.50 and expire during October 1998.

   Stock Options - During January 1996, the Company entered into a Non-Circumvention Agreement with a financial consultant.
   The agreement included a grant of 50,000 stock options at $1.50 each.

   Registration Statements with the Securities and Exchange Commission - During 1995, the Company filed two registration statements on Form S-1 with the Securities and Exchange Commission, registering a total of 6,049,684 shares of the Company's common stock. The Company did not receive any proceeds from these transactions.

   During May 1996, the Company filed Post-Effective Amendment
   No. 3 to its Form S-1, which provides for registration of 6,033,385 shares on behalf of certain selling stockholders.
   The Company did not receive any proceeds from this transaction.

   Stock Option Plan - Under the 1996 Stock Option Plan ("the Plan"), the Company may grant incentive and non-qualified options to purchase up to 1,000,000 shares of common stock to employees, directors and consultants at prices that are not less than 100% (85% for non-qualified) of fair market value on the date the options are granted. Options issued under the Plan expire seven years after the options are granted and generally become exercisable ratably over a five-year period following the date of grant. Stock option transactions are summarized below:

                                        Number            Price
                                        of Shares      per Share

     Outstanding, January 1, 1996           0

     Granted                              730,500     $1.00- $1.81
     Canceled                             (21,000)    $1.00 -$1.81
     Outstanding, December 31, 1996       709,500    $1.00 - $1.81

   The Company applies Accounting Principles Board of Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and pro forma net loss for the period ended December 31, 1996 would have been increased by approximately $166,000, or $0.01 per share.

   Under FASB 123, the fair value of the options granted during 1996 is estimated as approximately $830,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected volatility of 344%, risk-free interest rate of 6.5%, and expected life of seven years.

   The following table summarizes information as of December 31, 1996 concerning currently outstanding and exercisable options:

                Options Outstanding                   Options Exercisable
                              Weighted      Weighted Avg           Weighted Avg
Range of        Number      Avg Remaining    Exercise     Number    Exercise
Exercise Prices Outstanding Contractual Life  Price      Exercisable  Price

$1.00 - $1.81    709,500         6.6           $1.10      30,000       $1.18

7. RELATED PARTY TRANSACTIONS

   The Company has entered into a deferred compensation arrangement with its majority stockholder. At December 31, 1996, deferred compensation totaled $369,230. Such amount can be offset by a note receivable from the Stockholder (see
   Note 3).

8. LICENSE AND DISTRIBUTION AGREEMENT

   On June 13, 1990, the Company entered into a license and distribution agreement, as amended through August 26, 1996, with QUALCOMM. Pursuant to the agreement, the Company was appointed QUALCOMM's exclusive and non-exclusive distributor, in defined territories, of the OmniTRACS satellite-based communications and tracking system (the "System") for marine application, as defined. During 1996, the Company reached certain sales goals and became the exclusive distributor in previous non-exclusive territories. The Company was also appointed provider of message services to the users of the System. In connection therewith, the Company was also granted an exclusive and non-exclusive license to certain software used with the System. QUALCOMM was granted an exclusive perpetual, worldwide, royalty free license to any improvements made by the Company to the System or related software.

   Under the agreement, the Company is required to sell a certain minimum number of systems in order to maintain the exclusivity of its distribution rights. The minimum purchase requirements for each calendar year is to be agreed upon between the Company and QUALCOMM subject to a minimum of 300 systems for calendar year ended December 31, 1997 and increasing by 10% each year thereafter.

   If QUALCOMM is unable to provide service or elects not to remain in business, they may terminate the agreement with six months' notice and have no further liability. QUALCOMM shall take such steps which are reasonable and necessary to enable the Company to continue to provide the message services to its existing end users.

   In the event the Company desires to sell its business, the Company shall first provide notice in writing to QUALCOMM. QUALCOMM shall then have thirty days to exercise its option to purchase the Company at the purchase price and on the terms stated in the notice.

   The agreement expires during June 2000 and may be renewed for two additional five-year periods. The agreement is subject to re-negotiation at the end of the option period.

   Memorandum of Understanding - During 1996, the Company entered into a memorandum of understanding with ALCATEL QUALCOMM, a French company, whereby the Company agreed to establish and distribute a certain satellite communication system within a certain number of countries comprising the joint venture territory, as defined in the memorandum, for vessel applications.

9. SALARY REDUCTION SIMPLIFIED EMPLOYER PLAN (SAR-SEP)

   During September 1996, the Company approved the adoption of a Salary Reduction Simplified Employer Plan (SAR-SEP) allowing eligible employees to contribute savings on a pretax basis effective January 1996. Employees may contribute up to 15% of their salary, not to exceed $9,500 annually. A discretionary contribution is determined each year by the Company. In 1996, the Company did not elect to contribute to the Plan.

10.     SUBSEQUENT EVENTS

   Federal Communications Commission (FCC) - In February 1997, the FCC granted to QUALCOMM Inc. a license adding marine capability for use with the OmniTRACS system for up to 100,000 MCTs. This replaces the previous experimental license that was being used for marine operation of the OmniTRACS service. The term of the license is from January 3, 1997 to January 3, 2007.
                                 F-13
                              *****************

      No   person  has   been
      authorized to give  any
      information or to  make
      any  representation  in
      connection  with   this
      offering   other   than
      those   contained    in
      this   Prospectus  and,
      if  given or made, such            5,490,956 SHARES
      information          or
      representation     must
      not  be relied upon  as
      having  been authorized
      by   the  Company,  the
      Selling    Shareholders
      or  any  other  person.             BOATRACS, INC.
      This   Prospectus  does
      not    constitute    an
      offer  to  sell  or   a
      solicitation   of    an
      offer   to   buy    any
      security   other   than
      the    securities    to              Common Stock
      which  it  relates,  or
      an   offer  to   or   a
      solicitation   of   any
      person      in      any
      jurisdiction      where
      such   an   offer    or
      solicitation  would  be             _____________
      unlawful.  Neither  the
      delivery    of     this               Prospectus
      Prospectus   nor    any             _____________
      sale   made   hereunder
      shall,    under     any
      circumstance,    create
      any   implication  that
      there   has   been   no
      change  in the  affairs
      of  the  Company  since
      the   date  hereof   or
      that   the  information
      herein  is  correct  as
      of  any time subsequent
      to the date hereof.

      __________________
           Table of Contents

                                 Page
      Available Information       2
      Prospectus Summary          3
      The Company                 5
      Risk Factors                6
      Dividend Policy            11
      Selected Financial Data    12
      Management's Discussion
      and Analysis of Financial
      Condition  and Results
      of Operations              13
      Business                   18
      Management                 28
      Certain Transactions       32
      Principal Shareholders     33
      Selling Shareholders       34
      Description of Capital
      Stock                      35
      Shares Eligible for Future
      Sale                       36
      Market Information         37
      Plan of Distribution       38
      Legal Matters              39
      Experts                    39
      Index to Financial
      Statements                F-1

                              PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

  The estimated expenses of this offering are as follows:


                                                To Be Paid By
                                                   Company

       SEC Registration Fee . . . . . . . . . . .$      0

       Blue Sky Qualification Fees and
       Expenses. . . . . . . . . . . . . .          2,500

       Printing and Engraving Expenses. . .             0

       Legal Fees and Expenses. . .. . . . . .      2,500

       Accounting Fees and Expenses. . . . . .      6,000

       Transfer Agent and Registrar Fees . . .        500

                Total. . . .. . . . . . . . . .$   11,500
       . . . . . .

Item 14.  Indemnification of Directors and Officers.

Pursuant  to  provisions  of  the California  Corporations  Code,
Article V of the Company's Amended and Restated Articles of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article VI of the Company's Amended and Restated Bylaws authorizes the Company to indemnify its directors and officers in certain circumstances against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising out of such person's service in such capacity, if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reason to believe was unlawful. The Company is required to indemnify a director or officer of the Company against expenses actually and reasonably incurred in the event such person is successful on the merits in the defense of any such claim. The indemnification provided by Article VI is not exclusive of any other rights to which such director or officer seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, with respect to action in his or her official capacity and with respect to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the Company's Amended and Restated Articles of Incorporation.

In addition, employment agreements between the Company and certain executive officers of the Company provide that such executive officers shall each be indemnified against all liabilities, damages, costs, expenses, attorneys' fees and claims (each, a "Claim"), and all costs, expenses and attorneys' fees incurred in the defense of any such Claim, arising from certain circumstances relating to such executive officer's employment, except to the extent caused by such executive officer's negligent act, willful misconduct or breach under such agreement. The Company is required to defend at its sole cost any action or proceeding brought against such executive officer by reason of any such Claims upon notice from the executive officer.

Item 15.  Recent Sales of Unregistered Securities.

During the past three years, the following securities, which were not registered under the Securities Act of 1933, as amended (the
"Act"), were issued by the entities indicated:

A.  Issuances by Old BOATRACS

All historical share data below relating to Old BOATRACS is restated to reflect the conversion of the issued and outstanding common stock of Old BOATRACS into 9,500,000 shares of the Company's Common Stock pursuant to the Merger.

During 1992, BOATRACS, Inc., a privately held company that merged with and into the Company effective January 12, 1995 ("Old BOATRACS"), issued two notes payable aggregating $260,000. In October 1994, $158,221 of the outstanding principal and accrued interest were extinguished through the conversion into 267,884 shares of newly issued common stock of the Company. The remaining balance of such notes at December 31, 1994 totaled $160,539, including $2,318 of accrued interest. The notes bore interest at 7.5% per annum and was held by the Company's President and Chief Operating Officer. The principal and interest were paid in full September 1995.

During  1991, 1992 and 1993, Old BOATRACS issued an aggregate  of
438,685 shares of common stock to its Chief Operating Officer pursuant to a Stock Issuance/Employment Agreement entered into between Old BOATRACS and such officer in January 1991.

In July 1994, Old BOATRACS issued a convertible promissory note for $200,000 to a Director of Old BOATRACS. Principal and interest accrued at 8% per annum, were due in July 1999. The promissory note was convertible into shares of common stock at the option of the holder from April 1, 1995 to June 30, 1999. In addition, the Company had the right to convert such indebtedness after April 1, 1996. The conversion price was equal to 80% of the common stock fair market value at the exercise date. In connection with the issuance of the convertible promissory note, Old BOATRACS granted the holder an option to purchase up to 5% of Old BOATRACS' outstanding common stock for a maximum aggregate purchase price of $50,000. In July 1994, 419,840 shares of common stock were issued by Old BOATRACS pursuant to the exercise of such option resulting in net proceeds to Old BOATRACS of $50,000. As of June 15, 1995, the Director converted the principal and accrued interest on the promissory note into 179,684 shares of common stock.

In October 1994, Old BOATRACS issued an aggregate of 836,062 shares of common stock for aggregate net proceeds of $495,687 to 11 purchasers who acquired such securities for investment and not with a view to the distribution thereof. It is believed that such issuances are exempt from registration under the Act pursuant to Rule 504 promulgated under the Act.

B. Issuances by the Company

In January 1995, the Company issued (i) 9,500,000 shares of its common stock to the former shareholders of Old BOATRACS in exchange for all of the outstanding common stock of Old BOATRACS, and (ii) 510,386 shares of its common stock to the former shareholders of First National Corporation, pursuant to a Plan and Agreement of Reorganization by Merger of BOATRACS, Inc. with and into First National Corporation under the name of "BOATRACS, Inc.", which plan had been confirmed by the U. S. Bankruptcy Court for the Southern District of California. It is believed that the issuance of shares to the former shareholders of First National Corporation is exempt from registration under the Act pursuant to 11 U.S.C. 1145.

In March 1995, the Company issued 1,112,265 shares of common stock to its sole supplier, in consideration of discounts on future purchases of equipment and services.

In June 1995, the Company issued 179,684 shares of common stock to a Director upon conversion of that Director's promissory note which had been issued by Old BOATRACS in July of 1994.

In  October 1995, the Company issued 1,275,375 shares  of  common
stock   in   consideration  of  $2,021,357.   The  Company   paid
commissions of $118,000.

In  October  1995, the Company issued 25,000 Warrants  to  Torrey
Pines Securities at an exercise price of $1.50 per share.

In  January  1996,  the  Company  issued  50,000  options  to   a
consultant at an exercise price of $1.50 per share.

In March 1996, the Company issued 24,600 shares of common stock to a consultant of the Company in consideration of services rendered.

With regard to the transactions described above, unless otherwise noted, it is believed that such transactions are exempt from registration under the Act pursuant to Section 4(2) thereof or Regulation D promulgated thereunder. Unless otherwise noted, no underwriters were involved, nor was any commission or fee paid by the Company or Old BOATRACS in connection with any of the transactions described above.

Item 16.  Exhibits and Financial Statement Schedules.

           (a)  Exhibits:

     See Exhibit Index

     (b)   Financial Statement Schedules:

Financial statement schedules are omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Note thereto.

Item 17.  Undertakings

     (1) The undersigned Registrant hereby undertakes:

        (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)   to  include any prospectus required by  section
            10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any
            material   change   to   such  information   in   the
            registration statement;

        Provided,   however,   that  paragraphs   (a)(1)(i)   and
        (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (b) that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (d) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

        (e) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 18th day of April, 1997.

                                  BOATRACS, INC.



                                  By:  /S/ MICHAEL SILVERMAN
                                      Michael Silverman, President

       Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to Registration
  Statement has been signed below by the following persons in the capacities and on the dates indicated:


  /S/ MICHAEL SILVERMAN     Chairman of       April 18, 1997
  Michael Silverman         the Board,
                            President,
                            Chief
                            Executive
                            Officer and
                            Director

  /S/ ANNETTE FRISKOPP      Chief             April 18, 1997
  Annette Friskopp          Operating
                            Officer and
                            Director


  /S/ DALE FISHER           Chief             April 18, 1997
  Dale Fisher               Financial
                            Officer and
                            Chief
                            Accounting
                            Officer

  /S/ GILES BATEMAN         Director          April 18, 1997
  Giles Bateman


  /S/ LUIS MAIZEL           Director          April 18, 1997
  Luis Maizel


  /S/ NORMAN KANE           Director          April 18, 1997
  Norman Kane


  /S/ ILANA SILVERMAN       Director          April 18, 1997
  Ilana Silverman

 EXHIBIT INDEX

 Exhibits              Description                          Page
       2             Plan of Reorganization by Merger(1)

       3.1           Amended and Restated Articles of Incorporation(1)

       3.2           Amended and Restated Bylaws(1)

       3.3           Amendment   of  the  Bylaws,  Article   III,
                     Section 2(9)

       4.1           Form of the Company's Common Stock Certificate(4)

       4.2           Form of Subscription Agreement--October 1994
                     investors(4)

       4.3           Subscription Agreement--QUALCOMM(4)

       4.4           Second Amended Plan of Reorganization of
                     First National Corporation(2)

       4.5 Bankruptcy court order confirming Second Amended Plan of Reorganization(3)

       4.6           Warrant   to   Purchase  Common  Stock   of
                     BOATRACS, Inc.(7)

       5.0           Opinion  and  Consent  of  Solomon  Ward  Seidenwurm
                     & Smith(11)

      10.1*          License and Distribution Agreement dated
                     June 13, 1990, by and between  QUALCOMM
                     and the Company, as amended(5)

      10.2*          License Agreement dated March 31, 1995,
                     between the Company and QUALCOMM(4)

      10.3           Employment Agreement--Michael Silverman(4)

      10.4           Employment Agreement--Annette Friskopp, as amended(4)

      10.5 Stock Issuance/Employment Agreement between the Company and Annette Friskopp, as amended(4)

      10.6           Convertible Promissory Note dated July 1, 1994(4)

      10.7           Addendum to Stock Issuance/Employment Agreement
                     between   the  Company  and  Annette  Friskopp
                     dated  July   1,  1995(6)

      10.8           Agreement  entered  into  between  BOATRACS,
                     Inc.  and  Oceantrac Systems   Limited  and
                     Oceantrac Incorporated, effective September,
                     1996(8)

      10.9           BOATRACS,Inc. 1996 Stock Option Plan(10)

      11 Statement regarding computation of net loss per share(11)

      23.1           Consent  of  Independent  Auditors,  Deloitte
                     &  Touche,LLP(11)
 ___________________________

 (1)  Incorporated by reference to the exhibit of the same
 number to the Company's Current    Report on Form 8-K dated
 January 12, 1995.

 (2)  Incorporated by reference to Exhibit A to First National
 Corporation's Current Report on    Form 8-K dated January 9,
 1995 ("FNC 8-K").

 (3)  Incorporated by reference to Exhibit B to the FNC 8-K.

 (4) Incorporated by reference to the exhibit of the same number to the Company's Form S-1, SEC File No. 33-91284, filed with the SEC on May 4, 1995.

 (5) Incorporated by reference to the exhibit of the same number to the Company's Amendment No. 3 to Form S-1, SEC File
 No. 33-91284, filed with the SEC on July 6,  1995.

 (6) Incorporated by reference to the exhibit of the same number to the Company's Form S-1, SEC file No. 33-98810 filed with the SEC on October 31, 1995.

 (7) Incorporated by reference to the exhibit of the same number to the Company's
          Form 10-KSB filed with the SEC on March 28, 1996.

 (8) Incorporated by reference to the exhibit of the same number to the Company's
      Form 10-QSB filed with the SEC November 1996.

 (9) Incorporated by reference to the Company's Form 10-QSB filed with the SEC in
     May 1996.

 (10) Incorporated by reference to the Company's Form S-8 filed with the SEC on
     March 29, 1996.

 (11) Attached herewith.

 *Confidential treatment requested